Exhibit 10.10

NUMBER:5451	KARDEX:86482

DRAFT: 5219

LICENSE AGREEMENT FOR HYDROCARBON EXPLORATION AND DEVELOPMENT IN BLOCK XXIII

BETWEEN

PERUPETRO S.A.

AND

BPZ EXPLORACION & PRODUCCION S.R.L.

WITH PARTICIPATION OF

BPZ ENERGY INC.

AND

THE CENTRAL RESERVE BANK OF PERU

IN THE CITY OF LIMA, ON THE TWENTY FIRST DAY OF NOVEMBER OF TWO THOUSAND SEVEN, I, RICARDO FERNANDINI BARREDA, NOTARY IN AND FOR LIMA, ISSUE THIS DEED WITH THE INTERVENTION

OF

PURSUANT TO ARTICLE 54, PARAGRAPH H, OF LAW 26002.

THERE APPEARED BEFORE ME

PERUPETRO S.A. WITH SINGLE TAX PAYER REGISTRATION Nº 20196785044, ADDRESS OF RECORD AT AVENIDA LUIS ALDANA Nº 320, SAN BORJA, LIMA, REPRESENTED BY ITS GENERAL MANAGER CARLOS EDGAR VIVES SUÁREZ, WHO DECLARED BEING PERUVIAN, MARRIED, AN ENGINEER, IDENTIFIED WITH NATIONAL IDENTITY DOCUMENT Nº 08725702, A VOTER, WITH POWER OF ATTORNEY REGISTERED UNDER ENTRY C00039 OF ELECTRONIC DOCKET Nº 00259837, OF THE COMPANY REGISTRY OF LIMA, AND PURSUANT TO BOARD OF DIRECTORS’ AGREEMENT Nº 118-2007 DATED SEPTEMBER 27, 2007 AND SUPREME DECREE Nº 062-2007-EM PUBLISHED ON THE 21ST OF NOVEMBER 2007, SAME WHICH ARE INCLUDED IN THIS DEED.

AND:

BPZ EXPLORACIÓN & PRODUCCIÓN S.R.L., IDENTIFIED WITH SINGLE TAX PAYER REGISTRATION  Nº 20503238463, A COMPANY ORGANIZED AND EXISTING PURSUANT TO THE LAWS OF THE REPUBLIC OF PERU, REGISTERED IN ENTRY A00001 OF DOCKET N° 11985400 OF THE COMPANY REGISTRY OF LIMA, AND IN ENTRY A00002 OF DOCKET N° 11328132 OF THE BOOK OF OPERATIONS CONTRACTORS IN THE PUBLIC HYDROCARBONS REGISTRY, WITH ADDRESS OF RECORD AT  CALLE MANUEL DE FALLA N° 297, DISTRICT OF SAN BORJA, PROVINCE AND DEPARTMENT OF LIMA, REPRESENTED BY ITS GENERAL MANAGER LUIS RAFAEL ZOEGER NÚÑEZ, WHO DECLARED BEING PERUVIAN, MARRIED, AN ENGINEER, IDENTIFIED WITH NATIONAL IDENTITY DOCUMENT N° 08212579, A VOTER, AUTHORIZED BY POWER OF ATTORNEY REGISTERED UNDER ENTRY A00001 OF DOCKET N° 11985400 OF THE COMPANY REGISTRY OF THE REGISTRY OFFICE OF LIMA.

WITH THE PARTICIPATION OF:

BPZ ENERGY INC., WITH ADDRESS OF RECORD AT 580 WEST LAKE PARK BOULEVARD, SUITE 525, TEXAS 77079, UNITED STATES OF AMERICA, REPRESENTED BY LUIS RAFAEL ZOEGER NÚÑEZ, WHO DECLARED

BEING PERUVIAN, MARRIED, AN ENGINEER, IDENTIFIED WITH NATIONAL IDENTITY DOCUMENT N° 08212579, A VOTER, AUTHORIZED BY POWER OF ATTORNEY REGISTERED IN ENTRY A00001 OF DOCKET N° 11992608 OF THE BOOK OF POWERS OF ATTORNEY GRANTED BY ESTABLISHED COMPANIES OR AFFILIATES ESTABLISHED OVERSEAS OF THE COMPANY REGISTRY OF LIMA.

AND THE CENTRAL RESERVE BANK OF PERU, IDENTIFIED WITH SINGLE TAX PAYER REGISTRATION Nº 20122476309, WITH ADDRESS OF RECORD AT JR. ANTONIO MIRO QUESADA Nº 441, LIMA, REPRESENTED BY ITS GENERAL MANAGER, RENZO GUILLERMO ROSSINI MIÑAN, WHO SAID HE WAS PERUVIAN, MARRIED, AN ECONOMIST, IDENTIFIED WITH NATIONAL IDENTITY DOCUMENT Nº 08727483, A VOTER, APPOINTED BY BOARD OF DIRECTORS’ AGREEMENT NUMBER Nº 4059 AND CARLOS AUGUSTO BALLON AVALOS, WHO DECLARED HE WAS PERUVIAN, MARRIED, AN ECONOMIST, IDENTIFIED WITH NATIONAL IDENTITY DOCUMENT Nº 08757380, A VOTER, IN HIS POSITION AS INTERNATIONAL OPERATIONS MANAGER APPOINTED BY BOARD OF DIRECTORS’ AGREEMENT Nº 3737, BOTH DULY AUTHORIZED AS REPORTED IN THE LETTER FROM THE BANK’S GENERAL MANAGEMENT OFFICE Nº 130-2007-BCRP, DATED OCTOBER 25, 2007, ATTACHED TO THIS PUBLIC DEED, AND BOTH WITH ADDRESS OF RECORD AT JR. ANTONIO MIRO QUESADA Nº 441, LIMA.

I DECLARE I VERIFIED THE IDENTIFICATION OF THE PERSONS APPEARING BEFORE ME AND THAT THEY ACT IN THEIR FULL CAPACITY, WITH FREEDOM AND KNOWLEDGE OF THEIR ACTS, THAT THEY ARE SKILLED IN THE SPANISH LANGUAGE AND THAT THEY HAVE DELIVERED TO ME A DULY SIGNED AND AUTHORIZED DRAFT CONTRACT, WHICH I FILED IN THE CORRESPONDING DOSSIER TO REGISTER IT AS A PUBLIC DEED, AND WHICH READS AS FOLLOWS:

DRAFT: MR. NOTARY RICARDO FERNANDINI BARREDA, Esq.:

Please register in your Public Deed Registry the license contract for the exploration and development of hydrocarbons in Block  XXIII, entered into by and between, on the one hand, PERUPETRO S.A., identified with RUC N° 20196785044, with address of record at Avenida Luis Aldana N° 320, District of San Borja, Province and Department of Lima, represented by its General Manager Carlos Edgar Vives Suárez, a Peruvian, identified with DNI N° 08725702, with address of record at Av. Luis Aldana 320, San Borja, with powers of attorney registered in Entry C00039 under Electronic Docket Nº 00259837 of the Company Registry of Lima, pursuant to provisions of the PERUPETRO Board of Directors’ Agreement N° 118-2007 dated September 27, 2007, the text of which, Mr. Notary, you will attach hereto.  And, on the other hand, BPZ EXPLORACIÓN & PRODUCCIÓN S.R.L., identified with RUC N° 20503238463, a company organized and existing pursuant to the laws of the Republic of Peru, registered in Entry A00001 under Docket N° 11985400 of the Company Registry of Lima and in Entry A0002 under Docket N° 11328132 of the Operations Contractors Book of the Public Registry of Hydrocarbons, with address of record at Calle Manuel de Falla N° 297, District of San Borja, Province and Department of Lima, represented by its General Manager Luis Rafael Zoeger Núñez, a Peruvian, identified with DNI N° 08212579, authorized by power of attorney registered in Entry A00001 of Docket N° 11985400 of the Company Registry of Lima; with the participation of BPZ ENERGY INC., with address of record at 580 West Lake Park Boulevard, Suite 525, Texas 77079, United States of America,

represented by Luis Rafael Zoeger Núñez, a Peruvian, identified with DNI N° 08212579, authorized by power of attorney registered in Entry A00001 under Docket N° 11992608 of the Book of Powers of Attorney Granted by Established Companies or Affiliates Established Overseas, of the Company Registry of Lima, and the Central Reserve Bank of Perú, with address of record at Jr. Antonio Miro Quesada N° 441, District of Cercado de Lima, Province and Department of Lima, represented by its officials Renzo Rossini Miñán, a Peruvian, identified with DNI N° 08727483, in his condition as General Manager appointed by the Board of Directors’ Agreement N° 4059 dated October 14, 2004 and Carlos Augusto Ballón Avalos, a Peruvian, identified with DNI N° 08757380, in his condition as Manager for International Operations, appointed by Board of Directors’ Agreement N° 3737, dated May 21, 1998, both authorized pursuant to the Bank’s General Management Office letter N° 130-2007-BCRP dated October 25, 2007, which you Mr. notary will attach hereto, and by Supreme Decree N° 062-2007-EM, published on November 21, 2007, which approves and authorizes the signing of this Agreement under the terms and conditions described in the following clauses.

LICENCE AGREEMENT FOR HYDROCARBONS EXPLORATION AND DEVELOPMENT IN BLOCK XXIII

BETWEEN

PERUPETRO S.A.

AND

BPZ EXPLORACION & PRODUCCION S.R.L.

CONTENTS

CLAUSE INTRODUCTION	GENERAL
CLAUSE 1	DEFINITIONS
CLAUSE 2	OBJECT OF THE AGREEMENT
CLAUSE 3	TENURE, CONDITIONS AND GUARANTEE
CLAUSE 4	EXPLORATION
CLAUSE 5	DEVELOPMENT
CLAUSE 6	REPORTING AND STUDIES
CLAUSE 7	OVERSIGHT COMMITTEE
CLAUSE 8	ROYALTIES AND VALUATION
CLAUSE 9	TAXES
CLAUSE 10	CUSTOMS DUTIES
CLAUSE 11	FINANCIAL RIGHTS
CLAUSE 12	LABOR
CLAUSE 13	ENVIRONMENT AND COMMUNITY RELATIONS
CLAUSE 14	HYDROCARBON CONSERVATION AND LOSS PREVENTION
CLAUSE 15	TRAINING AND TECHNOLOGY TRANSFER
CLAUSE 16	ASSIGNMENT AND PARTNERSHIPS
CLAUSE 17	ACT OF GOD AND FORCE MAJEURE
CLAUSE 18	ACCOUNTING
CLAUSE 19	SUNDRIES
CLAUSE 20	NOTIFICATIONS AND COMMUNICATIONS
CLAUSE 21	PERUVIAN LAW APPLIES AND CONFLICT RESOLUTION
CLAUSE 22	TERMINATION
ANNEX “A”	DESCRIPTION OF AGREEMENT AREA
ANNEX “B”	MAP OF AGREEMENT AREA

ANNEXES “C-1” to “C-4”	WARRANT BONDS FOR MINIMUM WORK PROGRAM
ANNEX “D”	CORPORATE GUARANTEE
ANNEX “E”	ACCOUNTING PROCEDURE
ANNEX “F”	EXPLORATION WORK UNITS - TABLE OF EQUIVALENCE

LICENSE AGREEMENT FOR HYDROCARBONS EXPLORATION AND DEVELOPMENT IN BLOCK XXIII

BETWEEN

PERUPETRO S.A.

AND

BPZ EXPLORACION & PRODUCCION S.R.L.

PRELIMINARY CLAUSE.- GENERAL

I.          With the participation of PERUPETRO, pursuant to the powers grated by Law N° 26221 to sign the License Agreement for Hydrocarbons Exploration and Development in Block XXIII.

II.         The “in situ” hydrocarbons are a property of the State. The property rights over the extracted hydrocarbons are transferred by PERUPETRO to the Contractor on the day of subscription pursuant to the provisions in the Agreement hereto and in Article 8º of Law N° 26221.

The Contractor commits to pay the State through PERUPETRO the cash royalties under the conditions and at the time established in the Agreement.

III.                       Pursuant to Article 12º of Law N° 26221, this Agreement is governed by Peruvian private law, and is comprised in the scope of Article 1357º of the Civil Code.

IV.                      For all purposes related to and derived from this Agreement, the parties hereto agree that the names of the clauses do not modify the interpretation of the Agreement’s contents.

V.                          All references to the Agreement include its annexes; in case of discrepancy between the annexes and the provisions in the body of the Agreement, the latter will prevail.

CLAUSE ONE.- DEFINITIONS

The definitions accepted by the Parties by means of this clause serve the purpose of providing the meaning required by the terms used in the Agreement, and such meaning will be the only one accepted for purposes of interpreting and executing the Agreement, unless otherwise expressly provided by the Parties in writing.

The terms defined and used in the Agreement, whether in singular or plural, will be capitalized and have the following meanings:

1.1       Affiliate. Any entity the voting share capital of which is the direct or the indirect property, to a proportion equal to fifty percent (50%) or more, of PERUPETRO or the Contractor, or any entity or person who owns directly or indirectly fifty percent (50%) or more of the voting share capital of PERUPETRO or the Contractor, or any entity who owns directly or indirectly fifty percent (50%) or more of the voting share capital of the same shareholder or shareholders who own, directly or indirectly, fifty percent (50%) or more of the voting share capital of PERUPETRO or the Contractor.

1.2       Year. A period of twelve (12) consecutive months in the Gregorian calendar, starting on a specific date.

1.3       Agreement Area.  The area described in Annex “A” hereto and appearing in Annex “B”, called BLOCK XXIII, located in the provinces of Contralmirante Villar, Tumbes in the Tumbes Department, and Talara in Piura Department, covering a surface area of ninety three thousand one hundred ninety eight point nine hundred fifty six hectares (93,198.956 ha). The Agreement Area will be redefined after excluding the areas released by the Contractor, pursuant to the terms of the Agreement.

Likewise, when the exploration results warrant a new Agreement Area configuration, and at the request of the Contractor, supported by a report addressed to PERUPETRO, including proposals for working in the new area, and after approval by PERUPETRO, the Agreement Area may be re-demarcated.  The change will be approved pursuant to existing law.  Under no circumstance shall the new demarcation increase the original Agreement’s area.

Should any discrepancies arise between Annex “B” and the description in Annex “A”, Annex “A” shall prevail.

1.4       Barrel.  A capacity measurement unit for Controlled Liquid Hydrocarbons, equivalent to forty two (42) gallons of the United States of America at sixty degrees Fahrenheit (60° F), at sea level pressure, without water, mud or other sediments (BS&W).

1.5       Btu.  British thermal unit.  The unit measuring the amount of heat required to increase the temperature by one degree Fahrenheit (1° F) of one (1) pound of water, and  equivalent to 1055.056 joules.

1.6       Act of God or Force Majeure.  These terms include, but are not limited to, fires, tremors, earthquakes, tidal waves, landslides, avalanches, floods, hurricanes, storms, explosions, unforeseeable fortuitous events, war, guerrilla attacks, terrorist acts, sabotage, civil unrest, blockades, uncontrollable delays in transportation, strikes, stoppages, inability to secure appropriate facilities and authorizations, licenses and permits issued by competent authorities for the transport of materials, equipment and services despite having taken the necessary precautions, or any other cause, similar to or different from those specifically listed here, occurring beyond reasonable control and that may have not been foreseen or which having been foreseen, could not be avoided.

1.7       Oversight Committee.  A body created by the Parties through which PERUPETRO oversees the compliance with and the execution of the Agreement, and the membership and attributions of which are established by clause seven.

1.8       Technical Conciliation Committee.  A transitory body created to give an opinion on the discrepancies that may emerge connected to the Operations, same which will be organized pursuant to heading 21.2 of the Agreement.

1.9       Condensates. Liquid hydrocarbons created by the condensation of hydrocarbons isolated from natural gas by applying pressure or temperature when the natural gas flowing from the reservoirs is produced, or resulting from one or more compression stages of natural gas. They remain liquid at atmospheric temperature and pressure.

1.10     Controlled Condensates. Condensates produced in the Agreement Area and measured at a Production Control Point.

1.11     Contractor.  BPZ EXPLORACION & PRODUCCION S.R.L., registered in the Hydrocarbons Public Registry under Docket Nº 11328132, Entry A00002 of the Operations Contractors Book.

1.12     Agreement. This agreement, entered into by and between the Parties, which sets forth the terms and conditions included in this document and its Annexes, including the additional agreements reached by the Parties by virtue of this document, as amended, pursuant to law.

1.13     Development.  Any activity for the production of hydrocarbons, including well drilling, completion and deepening, as well the design, construction and installation of equipment, tanks, storage tanks and other means and facilities, including the use of artificial production methods and primary and improved recovery systems in the Agreement Area and outside of it, as needed.

It includes the construction of the transportation and storage systems, the facilities at the Production Control Point, the main pipeline and, if appropriate, primary distillation plants for the manufacturing of products to be used in the operations and facilities of the processing plants for treating gas and natural gas.

1.14     Commercial Discovery.  The discovery of hydrocarbons reserves that in the opinion of the Contractor warrant commercial development.

1.15     Day.  A period of twenty four (24) hours starting at zero hours (00:00) and ending at twenty four hours (24:00).

1.16     Business Day.  All days from Monday to Friday, excepting days declared totally or partially banking holidays, in the city of Lima, by the competent authority.

1.17     Dollar or US$. Currency unit of the United States of America.

1.18     Main Pipeline.  Main pipeline the Contractor may build and operate and which, starting at the end of the Transportation and Storage Systems, drives hydrocarbons produced in the Agreement Area to a third party property pipeline, to a sale or exportation point, or to a production control point, notwithstanding, if required, the approval provided under heading 2.3.  This Main Pipeline may include the measurement points connected to the pipeline, the required storage and shipping areas, smaller pipelines, pumping or compression stations, communications systems, access and maintenance roads, and any other facilities that may be necessary and required for transporting hydrocarbons in a continued and timely manner, including the design or construction, maintenance and equipment of all the previously mentioned components.  Access will be granted to any main pipeline from the beginning of the fifth year starting on the Date of Beginning of Commercial Extraction.

1.19     Exploration.  The planning, execution and assessment of all types of geological, geophysical, geochemical and all kind of studies, as well as the drilling of Exploration Wells and any other related activities, required for the discovery of hydrocarbons, including the drilling of confirmation wells to assess the discovered reservoirs.

1.20     Exploitation.  Development and/or Production.

1.21     Date of Beginning of Commercial Extraction.  Date when the first measurement of hydrocarbons at a Production Control Point was made thus triggering the payment of the royalty.  For purposes of this definition, the volume produced for testing or other purposes specifically accepted by the Parties will not be considered.

1.22     Signing Date.  November 21, 2007, the date when PERUPETRO and the Contractor signed the Agreement.

1.23     Effective Date.  Date when the Contractor will start the operations, to be determined within sixty (60) starting on the Signing Date.

1.24     Control.  The actions that pursuant to legal regulations and technical standards are undertaken by OSINERGMIN (Organismo Supervisor de la Inversión en Energía y Minería – Supervising Body for Investments in Energy and Mining) regarding the Exploration and Development carried out by the Contractor.

1.25     Natural Gas.  A mix of hydrocarbons in gaseous state or dissolved with oil at initial reservoir conditions. It includes associated natural gas and non-associated natural gas.

1.26     Associated Natural Gas.  Natural gas produced together with the reservoir’s Liquid Hydrocarbons.

1.27     Controlled Natural Gas. Natural gas produced in the Agreement Area and measured at a Production Control Point.

1.28     Non-Associated Natural Gas.  Natural gas that comes from a reservoir where, under the initial conditions, no liquid hydrocarbons are present.

1.29     Hydrocarbons.  All organic, gas, liquid or solid compounds, consisting principally of carbon and hydrogen.

1.30     Controlled Hydrocarbons.  Hydrocarbons produced in the Agreement Area and measured at a Production Control Point.

1.31     Liquid Hydrocarbons.  Oil, condensate, and generally, all hydrocarbons, which at atmosphere temperature and pressure conditions, are found in liquid state at the measurement site, including hydrocarbons found in liquid state at a temperature above atmospheric temperature.

1.32     Controlled Liquid Hydrocarbons.  Liquid hydrocarbons in the Agreement Area measured at a Production Control Point.

1.33     Law N° 26221.  Single Conformed Text of Law N° 26221, Organic Hydrocarbons Law, enacted by Supreme Decree N°     042-2005-EM, as expanded, regulated and amended.

1.34     LNG or Liquid Natural Gas.  Liquid hydrocarbons obtained from natural gas and made up by ethane, propane, butane and other heavier hydrocarbons.

1.35     Controlled LNG or Controlled Liquefied Natural Gas.  Liquefied Natural Gas measured at the Controlled Production Point.

1.36     Month.  A period of time starting any day of a calendar month that ends the same day of the following calendar month or, if such day does not exist, on the last day of the former.

1.37     SCF.  One thousand (1000) standard cubic feet (scf).  One (1) scf is the volume of gas needed to fill one (1) cubic foot at 14.6959 pound per inch absolute pressure at the base temperature of sixty degrees Fahrenheit (60 °F).

1.38     Operations.  All Exploration and Development operations as well as all other activities subject matter to the Agreement or related to its execution.

1.39     Parties. PERUPETRO and the Contractor.

1.40     PERUPETRO.  PERUPETRO S.A., is the State-owned private law company under the Ministry of Energy and Mines created by Law N° 26221.

1.41     Oil.  Hydrocarbons, which under initial pressure and temperature reservoir conditions, are found in liquid state, and which mostly remain in liquid state under atmospheric conditions; Condensates, Natural Gas Liquids or Liquefied Natural Gas are not included.

1.42     Controlled Oil.  Oil produced in the Agreement Area and measured at the Production Control Point.

1.43     Heavy Crude.  Liquid hydrocarbons which, because of their density and viscosity, require using non-conventional exploitation methods, and the transportation of which requires heating or other procedures, excluding mixing with oil produced in the same deposit, which would result in light crude.

1.44     Confirming well.  A well drilled to confirm discovered reserves or to delimit a deposit’s area.

1.45     Development well.  A well drilled for the production of discovered hydrocarbons.

1.46     Exploratory well.  A well drilled to discover hydrocarbons reserves or to determine the stratigraphy of an exploration area.

1.47     Production.  All activities performed in or outside the Agreement Area, as required, for the extraction and handling of hydrocarbons subject to the Agreement, including the operation and refurbishing of wells; the installation and operation of equipment, pipes, transportation and storage systems, Main Pipeline, hydrocarbon treatment and measurement, and all types of primary and improved recovery measures.

1.48     Production Control Point.  The place(s) identified by the Contractor within the Agreement Area, or identified outside such areas through an agreement between the Parties, where the volume measurements and determination of water and sediment contents and other measurements are performed to calculate the volume and quality of the controlled hydrocarbons, pursuant to the AGA, API and ASTM standards.

1.49     Reservoir.  Stratum or strata under the surface which may be part of a deposit under production or which has (or have) proven hydrocarbon production capacity, under a common pressure system throughout their entire area.

1.50     Transportation and Storage System.  The set of pipelines, pumping stations, storage tanks, riverine facilities, delivery systems and roads, and other types of facilities and means required and used for carrying hydrocarbons from the Agreement Area, where they were produced, to the Production Control Point, the main pipeline or a third party pipeline, including the design, construction, maintenance and equipping of all the above-mentioned elements.

1.51     Subcontractor.  Any individual or company, whether national or foreign, hired by the Contractor to provide services related to the Operations.

1.52     Oversight.  An initiative by PERUPETRO to verify the Contractor’s compliance with its contract obligations.

1.53     Taxes. Taxes, contributions and rates, pursuant to the Tax Code.

1.54     Exploration Work Unit (UTE in Spanish). A measurement unit for the exploration activities accepted by the Parties and detailed in the minimum work programs, and which allows flexibility in executing the commitments made. Its values are established as a function of the most representative work unit for each exploration activity (km2, km, m, etc.).

1.55     Life of the Agreement.  The period comprised between the Signing Date and the end of the relevant period established under heading 3.1 of the Agreement.

1.56     Deposit.  Surface under which there exist one or more reservoirs in production or with proven hydrocarbon production capacity.

CLAUSE TWO.- PURPOSE OF THE AGREEMENT.

2.1       PERUPETRO authorizes the Contractor to perform the Operations, pursuant to Law N° 26221, the relevant regulations and the Agreement’s provisions for the shared objectives of discovering and producing hydrocarbons in the Agreement Area.

2.2       The Contractor will hold the ownership rights to the hydrocarbons extracted in the Agreement Area, pursuant to paragraph II above.

2.3       The Contractor will perform the Operations pursuant to the provisions included in the Agreement and will perform them either directly or through Subcontractors. For field operations outside the Agreement Area, PERUPETRO’S approval will be required.

2.4       PERUPETRO will oversee the Operations, pursuant to the law and the Agreement.

OSINERGMIN will be charged with control initiatives, as mandated by law.

2.5       PERUPETRO representatives will carry out the oversight at any time, after serving the corresponding notice, shall provide proper personal identification, and be authorized to perform such functions by PERUPETRO. The Contractor will provide its cooperation within the scope of its Operations so that those representatives may perform their mission, which will be carried out so as not to interfere with the Operations.  The costs and expenses of PERUPETRO’s representatives will be paid by PERUPETRO.

2.6       The Contractor will provide and be responsible for all technical, economic and financial resources required for executing the Operations.

CLAUSE THREE.- TERM, CONDITIONS AND GUARANTEE

3.1       The term for the hydrocarbons’ exploration phase is seven (7) years which may be expanded as provided by the Law. This term starts on the effective date, unless such period may be modified pursuant to other Agreement provisions. The term for the hydrocarbons development phase is the period remaining after the exploration phase is completed until ending a period of thirty (30) years that starts on the effective date, unless other Agreement provisions modify such term.  The term of the stage to develop non-associated natural gas and non-associated natural gas and condensates will be the period remaining after the end of the exploration stage and until a period of forty   (40) years is completed, starting on the effective date, unless other Agreement provisions change that term.

3.2       The exploration stage is divided into four (4) periods:

Heading	Period	Duration
3.2.1	First period	Eighteen (18) months starting on the effective date.
3.2.2	Second period	Eighteen (18) months starting at the end of the term mentioned under heading 3.2.1.
3.2.3	Third period	Twenty-Four (24) months starting at the end of the term mentioned under heading 3.2.2.
3.2.4	Fourth period	Twenty-Four (24) months starting at the end of the term mentioned under heading 3.2.3.

3.3       During the exploration stage, the Contractor may begin the subsequent period provided it notifies PERUPETRO thirty  (30) days in advance of the ending day for the stage underway, or its intention to continue with the subsequent stage, provided      the Contractor has not incurred any of the reasons for termination set forth under heading 22.3.1.  Termination for such reason(s) will result in the execution of the corresponding warrant bond.

3.4       If during any of these stages as described under heading 3.2, the Contractor is prevented, by properly grounded technical or economic reasons, from concluding the corresponding minimum work program, such period may be extended for a maximum of six (6) months, provided PERUPETRO’s approval has been requested at least thirty (30) days before the end of the period underway, and the reasons supporting the request have been verified and approved by PERUPETRO. If so, before the end of the period underway, the Contractor will post a new warrant bond or will extend the life of the existing one, to cover the new required period, pursuant to the conditions set forth under heading 3.10. If the awarded extensions consume the time for the last period of the exploration stage and the Contractor chooses to continue its exploration work, the obligations for such period will be met during an extension of the exploration stage to be agreed upon by the Parties, pursuant to existing regulations. After the completion of the minimum work program for the period underway and within the term established under heading 3.2, if the extensions described in the preceding paragraph have been exhausted, as required, and provided the work has been performed, including  drilling at least one exploration well, the Contractor may ask PERUPETRO to grant an extraordinary period of six (6) months to examine all the information and findings gathered until the end of the period underway, and thus prepare a study that will lead to a decision whether or not to proceed to the next period.  The approvals described under this heading will be awarded at PERUPETRO’s sole criterion.

3.5       The exploration phase may continue at the Contractor’s choice, after the Date of Beginning of Commercial Extraction until the end of the term fixed for this stage, as mentioned under heading 3.1. If so, the tax exemption described under heading 10.3 will remain in force until the expiration of the exploration stage, and the line amortization method described under heading 9.6 will be applied from the Date of Beginning of Commercial Extraction, as mandated by Law.

3.6       If the Contractor makes one or more hydrocarbon discoveries during any period of the exploration stage, which may not be rated as commercial only for reasons of transportation, it may request a withholding period of up to five (5) years for the discovered deposit or deposits while the appropriate production transportation is arranged.  The withholding right will be subject, at least, to meeting the following requisites:

a)      The Contractor must demonstrate to PERUPETRO’s satisfaction that the volumes of hydrocarbons found in the Agreement Area do not suffice to economically warrant the building of the main pipeline;

b)      The combined discoveries in adjoining areas added to the Contractor’s discoveries are insufficient to economically warrant the building of a main pipeline; and,

c)      The Contractor shall demonstrate, on economic grounds, that the discovery of hydrocarbons cannot be carried from the Agreement Area to another place for their marketing by no means of transportation whatsoever.

3.7       If the Contractor finds Non-associated Natural Gas or Non-associated Natural Gas or Condensates during any period of the exploration stage, it may request a withholding period of up to ten (10) years for the deposit found, while a market is created.

3.8       If the Contractor finds oil and Non-associated Natural Gas or Non-associated Natural Gas or Condensates during any period of the exploration stage, and the cases described under headings 3.6 and 3.7 occur, the Contractor may request a withholding period for oil and another one for Non-associated Natural Gas or Non-associated Natural Gas or Condensates for the purposes described under those headings.

3.9       The withholding periods described under headings 3.6 and 3.7 will provide an extension of the Agreement’s term for period equal to the withholding period granted by PERUPETRO. The withholding period will be granted in writing. For this purpose, the Contractor will submit a request to PERUPETRO, enclosing the supporting documentation and a schedule of activities to be performed. The exploration stage concludes at the beginning of the withholding period. The development stage starts when a commercial discovery statement for that period is made. The award of the withholding periods described under headings 3.6 and 3.7 and their duration will be determined by PERUPETRO at its sole criterion, without any prejudice to or reduction of the obligation to undertake the minimum work programs for the period of the exploration stage underway.

3.10     The Contractor shall guarantee compliance with the minimum work program for each of the periods of the exploration stage, pursuant to provisions under headings 3.2 and 4.6, by providing a joint and several, unconditional, irrevocable and automatic warrant bond, without the benefit of excussion to the executed automatically in Peru, issued by a properly qualified entity of the Peruvian financial system, and with address of record in Peru, that is acceptable to PERUPETRO.  At the request of PERUPETRO, the Contractor will replace any warrant bond already posted, and shall post a new warrant bond within the period of fifteen (15) Business Days after the day when PERUPETRO’s request was received by the Contractor.  The amount of the warrant bond for the minimum work period for each of the periods of the exploration stage appears in Annexes “C-1” to “C-4”, and is the result of multiplying the equivalent in dollars which for this purpose is established in Annex “F”, by the number of Exploration Work Units corresponding to each period, as described under heading 4.6. The warrant bonds will be issued for each minimum work program in the way described in Annexes “C-1” to “C-4”, as appropriate.  The warrant bonds for the minimum work program in each of the periods of the exploration stage, as provided for under heading 4.6, will be delivered to PERUPETRO before the beginning of each period; otherwise subheading 22.3.3 shall apply. The warrant bond corresponding to the minimum work program for the first stage will be delivered at the Date of Signing.   The warrant bonds, in case of extensions of the periods corresponding to the exploration stage, will be replaced or extended by the Contractor before the beginning of the corresponding extension; otherwise, the approval granted by PERUPETRO for the extension requested by the Contractor will be null and void. The warrant bond for the minimum work program of the exploration stage will remain in full force and effect for a period exceeding by thirty (30) business days the duration of the former’s life.  If any of the warrant bonds provided by the Contractor expires during the established term, the latter shall comply with delivering a new warrant bond or extending the existing one within fifteen (15) days after the reception by the Contractor of  PERUPETRO’s notification. Otherwise, subheading 22.3.3 shall apply.  When the obligation guaranteed by each warrant bond is complied with, PERUPETRO will immediately proceed to return to the issuer, through the Contractor, the corresponding warrant bond. The execution of any warrant bond will have as a consequence the termination of the Contractor’s obligations to perform the minimum work program, notwithstanding the enforcement of the provisions included in subheading 22.3.1.

3.11     BPZ ENERGY INC. participates in this Agreement for purposes for providing the corporate guarantee enclosed herewith as Annex “D”.

The corporate guarantee will survive as long as the obligations of the Contractor described in Annex “D” remain enforceable. Subheading 22.3.5 will apply if any of the events foreseen in that heading occurs and the Contractor fails to provide a replacing guarantee within fifteen (15) business days after the Contractors receives a PERUPETRO notification requiring such replacement.

CLAUSE FOUR.- EXPLORATION

4.1       The Contractor shall start exploration activities of the Effective Date.

4.2       The Contractor may release itself from the entire Agreement Area without any penalty by serving PERUPERTO notice with advance not under thirty (30) days, provided the minimum work program for the corresponding period of the exploration stage underway has been fulfilled. If the Contractor releases itself of the entire Agreement Area, abandons it or allows the term of the period underway to expire before fulfilling the corresponding minimum work program, without any technical reason approved by PERUPETRO, the latter will execute the warrant bond, notwithstanding the enforcement of provisions included in subheading 22.3.3.  The Contractor may release parts of the Agreement Area by serving notice to PERUPETRO at least thirty (30) days in advance, without being subject to any penalty. However, this will not affect or reduce its obligation to comply with the minimum work program for the period of the exploration stage underway.  The Parties will certify and register the portions the Contractor releases through the Oversight Committee. The Contractor may continue using the surface of the released areas where it may have built facilities related to the Operations.

4.3       During the execution of the Contract, releases will be made as follows:

a)      At least twenty percent (20%) of the original Agreement Area at the end of the third period described in subheading 3.2.3 and at least thirty percent (30%) of the original Agreement area at the end of the forth period described in subheading 3.2.4.

b)      At the end of the fourth period described in subheading 3.2.4, the Contractor will have released fifty percent (50%) of the original Agreement Area including for this purpose the release carried out pursuant to paragraph a) above, unless the Contractor expressly commits to carry out exploration activities pursuant to paragraph c) below.

c)                  At the end of the exploration stage, the Contractor may keep the unreleased Agreement Area, and not included in the provisions of paragraph d) below, for which purpose it shall drill one (1) exploration well every two (2) years.

d)                  If the Contractor decides not to continue the exploration works described in paragraph c), or if such commitments are not met, notwithstanding the enforcement of the corresponding contract-base conditions, it will be allowed to keep only the deposits discovered and the surrounding five (5) kilometers area to the limit of the Agreement Area.

4.4       For purposes of enforcing heading 4.2, the Agreement Area has been divided into rectangular plots, to the extent possible, covering twenty thousand hectares (20,000.00 ha) each and when not possible, covering a different surface area. The areas subject to contractor release need not be adjacent.

4.5       Any area released by the Contractor, including the deposits comprised within it, will return to the State at no cost to it or to PERUPETRO.

4.6       The minimum work program for each of the periods during the exploration stage includes the following:

Heading	Period	Activity
4.6.1	First Period	• 615 UTEs.
4.6.2	Second Period	• 678 UTEs.
4.6.3	Third Period	• 455 UTEs.
4.6.4	Forth Period	• 263 UTEs.

To comply with the obligations described in this heading, the following shall be borne in mind.

a)                  For registration of 2D seismic lines, the corresponding kilometers will be recorded from the point where the initial shot was made to the point of the final shot of each seismic line.

For registration of 3D seismic lines, the square kilometers will be calculated as the surface area covered by the executed program.

b)                  The Exploration Working Units mentioned under this heading will be calculated pursuant to the table of equivalence attached as Annex “F” hereto.

c)                  For drilling of exploration wells, the exploration work units that will be accredited for future works will be calculated pursuant to Annex “F”, based on the difference between the final stage depth and the depth established under heading 4.7.

d)                  Before the beginning of each period of the exploration stage, the Contractor will send PERUPETRO the program for the planned exploration activities that will allow to meet the number of committed exploration work units for such period. The Contractor shall report to PERUPETRO any changes to the content of that program before its execution by providing a supporting technical report.

4.7       The exploration wells drilled pursuant to the minimum work program described under heading 4.6, and the Contractor’s compliance of its performance obligation, will be deemed as completed and met, respectively, when reaching a minimum vertical depth (TVD) measured from the rotating table, or a minimum fifty (50) meters depth within the formation agreed by the Parties before the beginning of the drilling stage of any exploration well. In addition, if during the drilling of any exploration well executed in compliance with a minimum work program as described under heading 4.6, insurmountable problems, whether geologic o mechanical, are met, the Contractor may request the acknowledgement of its obligation to drill and shall support its request through a technical report for  PERUPETRO’s approval.

4.8       If the Contractor chooses to make a commercial discovery statement, it will send such statement to PERUPETRO and submit within one hundred eighty (180) days after such statement an Initial Development Plan to make viable the hydrocarbon’s discovery development, same which shall include, among others, the following:

a)      Physical and chemical characteristics of the discovered hydrocarbon and percent associated product and impurities.

b)      Estimated production profiles during the life of the agreement for the deposit(s).

c)      The estimated number of development wells and their corresponding production capacity.

d)      The Transportation and Storage Systems and the projected Production Control Points.

e)      Planned Main Pipeline, if appropriate.

f)       Security measures.

g)      Preliminary schedule for all activities to be undertaken.

h)      Estimated date when the commercial extraction will begin.

The “Initial Development Plan” shall include the investments, expenditures and specific costs estimated for developing the Commercial Discovery as well as any other information the Contractor deems appropriate.

4.9       PERUPETRO will forward to the Contractor its comments about the “Initial Development Plan” within sixty (60) days after having received it and may object to the Date of Beginning of Commercial Extraction if it does not seem reasonable.  In case of discrepancy, heading 21.2 will apply.

4.10     If the Contractor issues a announcement of commercial discovery, it will be obliged to start development within one hundred and eighty (180) days after the expiration of the sixty (60) days mentioned under heading 4.9 of the Agreement. The commercial discovery will not imply reducing or suspending the obligations of the minimum work program for the period underway.

4.11     The development of discovered hydrocarbons will take place pursuant to the work programs submitted by the Contractor to PERUPETRO, and pursuant to provisions under heading 5.3. The Parties agree that, when appropriate and necessary, the terms for submitting the “Initial Development Plan” or annual work plans, as appropriate, may be adjusted, extended or modified.  For this purpose, the Contractor will submit the necessary proposals to PERUPETRO so that such adjustments, extensions or modifications may be agreed upon.

4.12     The end of the exploration stage will not affect the terms and conditions for the procedures described above that may be underway at the time when such expiration date arrives.

4.13     Under exceptional circumstances that make it impossible to comply with the obligations and/or terms for the period of the minimum work program provided under headings 4.6 and 3.2, respectively, and at request of the Contractor who will submit a supporting report, the obligations comprised in the minimum work program may be replaced and the deadlines for same postponed provided PERUPETRO accepts and approves the Contractor’s request. Under no circumstance whatsoever will such replacement modify the initial commitment in exploration work units for the exploration stage and in any way reduce the Contractor’s obligations.  The changes accepted and approved by PERUPETRO to the enforcement of the provisions of the preceding paragraph will lead to the revision of the amounts and terms of the existing warrant bonds for which purpose, if required, the Parties will recalculate the amounts of the warrant bonds and the Contractor will comply with delivering a new warrant bond or extending the existing one until reaching the new prescribed deadline, pursuant to the requirements set forth under headings 3.4 and 3.10. The exploration work units will also be recalculated for the new area included.

CLAUSE FIVE.– DEVELOPMENT

5.1       The development stage will start on the next day after the end of the exploration stage provided during the exploration stage a commercial discovery statement was made. However, at the Contractor’s choice the development stage may be started in advance and terminate the exploration stage at the day of beginning of commercial extraction. In case a withholding period has been granted, the development stage will start once the commercial discovery statement has been made.

5.2       The Contractor will undertake reasonable initiatives so that the Date of Beginning of Commercial Extraction will effectively be the date established pursuant to headings 4.8 and 4.9.

5.3       At least sixty (60) days before the ending of every calendar year, starting with the filing of the Initial Development Plan, the Contractor will submit to PERUPETRO, the following:

a)	An annual work program and the detailed budget for revenues, costs, expenses and investments for the following calendar year.

b)	An annual work program and the detailed budget for revenues, costs, expenses and investments for exploration aimed at identifying additional reserves, as applicable.

c)	A work program and the corresponding revenues, costs, expenses and investments estimates for development and/or production, for the next five (5) calendar days.

The Contractor may adjust or change such programs through the Oversight Committee.

5.4       For the execution of every work program, the Contractor will deploy the equipment and/or methods that may be necessary or appropriate to assess and follow up the operations.

5.5       The Contractor is obliged to develop and undertake the economic recovery of hydrocarbon reserves in the Agreement Area, pursuant to the programs mentioned in this Clause Five, same which will be carried out following the technical and economical principles generally accepted and in use by the international hydrocarbons industry.

5.6       The Contractor has the right to use in its operations the hydrocarbons produced in the Agreement Area at no cost, same which, however, will not be considered for purposes of determining the royalties. Such hydrocarbons may be processed in primary distillation plants belonging to the Contractor to be used exclusively for the operations.   If the primary distillation plant is located outside the Agreement Area, the parties will determine the volume of hydrocarbons to be processed at the plant and the volume of products obtained to be used as fuel. The balance of such volumes will be considered for purposes of determining the royalty.

5.7       The Contractor will have the right to recover the liquid hydrocarbons from any natural gas produced in the Agreement Area and extract them at any handling stage of such Natural Gas.  The liquids so separated will be considered as condensates for purposes of determining the Contractor’s royalty, excepting that for economic or operational reasons their gathering may not be feasible and they may be mixed with oil for controlling them together.

5.8       Natural gas not used by the Contractor in the operations pursuant to heading 5.6 may be sold, reinjected into the reservoir or both by the Contractor. To the extent, the natural gas is not used, sold or reinjected, the Contractor may fire the gas, after obtaining the Ministry of Energy and Mines’ approval.

5.9       When one or more deposits that may be commercially developed extend continuously from the Agreement Area to one or more other areas, the Contractor and the contractors who hold those areas shall reach an agreement to prepare a single development plan or a common development plan. If no such agreement is reached, the Ministry of Energy and Mines may decide to submit the divergence to the Technical Conciliation Committee mentioned in article 32º under Law N° 26221, the decisions of which will be mandatory for the Parties.  Likewise, when one or more deposits subject to commercial development extend continuously from the Agreement Area to adjoining areas not allocated to a contractor or that may not be comprised in negotiations, competitions, deeds or contractor selection, and there is no limitation as regards environmental protection issues, after obtaining PERUPETRO approval to the Contractor’s request, those adjoining areas may be included in the Agreement Area.

5.10     After the drilling of one (1) well has been concluded, the Contractor will report to PERUPETRO the date when the well will be tested, if appropriate. The well test shall be carried out within three (3) months after the end of drilling, excepting that for technical reasons, the Contractor may require a longer period for the test.

5.11     PERUPETRO may at any time inspect and test the measurement equipment and devices used to determine the volume and the quality of the controlled hydrocarbons.  The equipments and measurement instruments will be periodically calibrated in compliance with applicable standards. PERUPETRO representatives may be present.

5.12     Before the Date of Beginning of Commercial Extraction and the determination of the volume and quality of controlled hydrocarbons, the parties will agree on the corresponding measurement equipment and procedures.

5.13     Heavy crude produced in the Agreement Area may be mixed with light crude produced outside the Agreement Area. Such light crude will me measured and controlled by the Parties at a measurement point when entering the Agreement Area. The volume of such hydrocarbons produced outside the Agreement Area will be subtracted from the volume controlled hydrocarbons produced in the Agreement Area for purposes of determining the royalties to be paid by the Contractor.

CLAUSE SIX. – INFORMATION AND STUDIES

6.1       The Contractor will keep PERUPETRO timely and permanently informed about the Operations and will provide the information as set forth in this clause, in the applicable regulations and in the form and format PERUPETRO will determine. Likewise, it will provide information about other natural resources or archaeological remains found or discovered during the execution of the operations while the Contract is in force. Technical information, studies, process and non-process data, as well as the other findings that the Contractor may provide to PERUPETRO pursuant to this clause, will be of the best possible quality available to the Contractor. If when obtaining the information and findings, methods or systems were used that are of a proprietary nature, the Contractor will not be obligated to disclose such methods or systems when providing the information.

6.2       The Contractor shall provide a copy of the geological, geophysical and reservoir studies related to the deposits’ development prepared with technical information obtained for the Agreement Area. The Contractor will also provide any clarification that may be required by PERUPETRO concerning such studies.

6.3       The Contractor will submit to PERUPETRO the information and studies corresponding to its obligations under the minimum work program before the exploration of each one such periods of the exploration stage as set forth under heading 3.2. In addition, within ninety (90)days after the expiration of each period of the exploration stage, the Contractor will submit to PERUPETRO a consolidation report including, as appropriate, the studies and/or interpretation of the geological, geophysical, geochemical, petrophysical and reservoir analysis related to the exploration activities undertaken during the already concluded period and also including those comprised in the corresponding minimum work program.

6.4       The Contractor shall submit to PERUPETRO a “Monthly Production Report” and a “Monthly Revenues and Expenses Report”. Both reports will be submitted using the forms PERUPETRO will deliver to the Contractor for such purpose at most thirty (30) days after the end of each calendar month.

6.5       The Contractor will deliver to PERUPETRO a copy of all the information provided to the Central Reserve Bank of Peru, pursuant to clause 11, and whenever required by  PERUPETRO.

6.6       Within thirty (30) days after the end of each calendar month, the Contractor will submit to PERUPETRO a list of the contracts signed with its subcontractors for such month and, when so required, shall also deliver a copy of the contracts if so requested by   PERUPETRO.

6.7       PERUPETRO or the Contractor may disclose the information obtained from the Operations without approval from the other party, under the following circumstances:

a)	When provided to an Affiliate;

b)	Concerning financing or contracting of insurance, after signing a confidentiality agreement;

c)

If so required by law, regulations or the decision of a competent authority including, but not limited to, regulations or decisions from government officials, insurance organizations or stock markets where the stock of such party or its affiliates may be registered; and,

d)

To consultants, accountants, auditors, lenders, professionals, potential buyers or assignees of the Parties or the Agreement’s interest-holders as required by the Operations, after signing a confidentiality agreement.

When the Parties agree to disclose certain confidential or reserved information to third parties, a statement about the confidential nature of such information will be made so that such information will not disseminated by third parties.

6.8       PERUPETRO has the right to publish, or otherwise disclose, the geological, scientific and technical data and reports referred to the areas released by the Contractor. For the areas under operation, the right mentioned in the preceding paragraph may be exercised at the end the second year of having received such information or before, if the parties so agree.

CLAUSE SEVEN. – OVERSIGHT COMMITTEE

7.1       The Oversight Committee will sit three (3) representatives of the Contractor or its subordinates and three (3) members of PERUPETRO or its alternates. A representative of PERUPETRO S.A. will chair the oversight Committee.  Such Oversight Committee will be installed and approve its regulation operations within sixty (60) days after the date of signing.

7.2       The Oversight Committee will enjoy the following attributions:

a)	To exchange and discuss among its members all the information related to the operations;

b)	To assess the execution of the minimum exploration work programs described under heading 4.6;

c)	To assess the work plans and programs described under headings 4.8 and 5.3., as well as their execution;

d)	To verify the execution of the operations for which purposes the representatives accredited before the Oversight Committee may rely on the necessary counseling;

e)	To verify compliance with all the obligations related to the operations as set forth in the agreements or to which the parties may agree by virtue of a separate document; and,

f)	All other attributions that may be established in the Agreement or to which the Parties may agree.

7.3       The Oversight Committee will sit whenever requested by the Parties and with the frequency established by its own regulations. At least one representing member from each of the parties will be required for the Oversight Committee to be considered in session. Each of the parties will bear the expenses of their respective members in the Oversight Committee.

7.4       If a discrepancy appears and subsists among the Parties at the Oversight Committee, each such Party may request the technical or legal opinion it deems appropriate and it may submit it to the Oversight Committee at an extraordinary meeting. If no agreement is reached in the extraordinary meeting, the matter will be referred to the Parties’ General Management Department for resolving the controversy. If the discrepancy persists, provisions under heading 21.2 will apply.

CLAUSE EIGHT.– ROYALTIES AND VALUATION

8.1       The Contractor will pay the royalty in cash based on the value of Controlled Hydrocarbons measured at one or more Production Control Points, pursuant to provisions under headings 8.3, 8.4 and 8.5.  In case of loss of hydrocarbons, provisions under heading 14.2 will apply.

8.2       For purposes of this clause, the terms below will have the following meanings:

8.2.1       Transportation and storage costs: the cost, in dollars per barrel or dollars per MMBtu, as appropriate including:

a)

Rate paid to third parties or the Estimated Rate, expressed in dollars per barrel or dollar per million Btu, as appropriate, for the necessary transportation and storage of the controlled hydrocarbons from the Production Control Point to the point of sale or transportation, including storage at that point; and,

b)	The cost of handling and dispatching, as well as for loading, as appropriate, of controlled Hydrocarbons to the fixed ship connection clamp or to the facilities needed to perform the sale.

8.2.2       Valuation Period: Fifteen days (fortnight) of a calendar month, in the understanding the first such fortnight is the period comprised between the first until the fifteenth day of a calendar month, and the second fortnight is the period remaining until the end of a calendar month.  By agreement of the Parties, and to extent allowed by existing regulations, the valuation period may be extended or reduced.

8.2.3       Basket price: The price expressed in dollar per barrel representing the FOB value at a Peruvian export port, determined pursuant to heading 8.4.1 and subheading 8.4.3 for Controlled Natural Gas.

8.2.4       Realized Price: The price, expressed in dollars per MMBtu, actually paid or to be paid by a buyer to the Contractor for the Controlled Natural Gas and which should include all other components directly derived from the sale of natural gas and the volume actually delivered of Controlled Natural Gas. For the calculation of the realized price, the following will not be taken into consideration:

a)   Any payment resulting from the reconciliation of natural gas volumes contained in the corresponding purchase contracts; and

b)   The Impuesto General a las Ventas (Sales Tax), the Impuesto Selectivo al Consumo (Excise Tax), the Impuesto de Promoción Municipal (Municipal Tax) and/or any other tax levied on consumption.

8.2.5       Estimated Rate: The cost in dollars per barrel or dollars per MMBtu, as appropriate, for the transportation from a Production Control Point to a sale or export point or to a third party pipeline. This cost will take into consideration the items, methodology and procedures mentioned in the “Regulations for Transportation of Hydrocarbons by Pipelines” as amended, or its successors.

8.2.6       Value of Controlled Oil: The product of multiplying the Controlled Oil for a valuation period times the Basket Price Of Controlled Oil for such period, from which the cost of transportation and storage if applicable, will be subtracted.

8.2.7       Value of Controlled Condensates: The product of multiplying the Controlled Condensates of a Valuation Period times the Basket Price of Controlled Condensates for such period, from which price the cost of transportation and storage if applicable, will have been subtracted.

8.2.8       Value of Controlled Natural Gas Liquids: The product of multiplying the Controlled Natural Gas Liquids for a Valuation Period times the basket price of the Controlled Natural Gas Liquids for that period, price from which the cost of Transportation and Storage, if applicable will have been subtracted.

8.2.9       Value of Controlled Natural Gas: The product of multiplying the Controlled Natural Gas in terms of its caloric content in million BTU for a Valuation Period times the Realized Price for such period, from which price the cost of transportation and storage, if applicable, will have been subtracted.

8.3       The Contractor, when making a commercial discovery statement for hydrocarbons, will choose one of the two methodologies described in subheadings  8.3.1 and 8.3.2, after which it will not be allowed to change the methodology during the life of the Agreement.

8.3.1       Scale of Production Method: Pursuant to this methodology, a royalty percentage for Controlled Liquid Hydrocarbons and Controlled Natural Gas Liquids will be established and another royalty percentage will be established for the Controlled Natural Gas for each valuation period, according to the following chart.

Controlled Production MBCD	Percent royalty (%)
< 5	15.00
5 – 100	15.00 – 30.00
>100	30.00

MBDC: Millions of Barrels per Calendar Day

When the total average of Controlled Liquid Hydrocarbons and Controlled Natural Gas Liquids is equal to or lower than 5 MBDC, the 15% royalty will apply. When such average is equal to or higher than 100 MBDC, a 30% royalty will apply. When said average falls between 5 MBDC and 100 MBDC, the royalty percentage to be applied will result from applying a linear interpolation. The royalty paid by the Contractor for the Controlled Liquid Hydrocarbons and the Controlled Natural Gas Liquids will be the product of applying the royalty percentage obtained for such hydrocarbons to the value of controlled oil, the value of the Controlled Natural Gas Liquids and the value of the Controlled Condensates, during the corresponding Valuation Period.  To determine the average in barrels per day for Controlled Natural Gas, the following equation will be used: barrels will be equivalent to the volume of Controlled Natural Gas in standard cubic feet divided by five thousand six hundred twenty six (5,626) factor. The royalty the Contractor shall pay for the Controlled Natural Gas will be the product of applying the royalty percentage calculated for such hydrocarbon to the value of Controlled Natural Gas during the respective valuation period.

8.3.2       Economic Result Method (RRE): Pursuant to this method, the royalty percentage will be the product of adding the 15% fixed royalty percentage to the variable royalty percentage as follows:

RRE                       =             15.00%  +             VR

||

Where:

VR          :               Variable Royalty % t

FR t-1      :               R t-1  Factor

The Variable Royalty will apply when: FR t-1 ≥ 1.15, within the range of:

0%         ≤             Variable Royalty  ≤             20%

For negative VR, 0% will apply; for VR above 20%, 20% will apply

X t-1:	Revenues corresponding to the annual period preceding the time when the Variable Royalty calculation is made. They include items applicable to Factor R t-1
Y t-1:	Expenses corresponding to the annual period preceding the time when the Variable Royalty calculation is made. They include items applicable to Factor R t-1
R t-1 Factor:	Is the quotient between revenue and expenses from the Date of Signing until period t-1, included
Period t-1:	Annual period before the time when the variable royalty was calculated.

where:

Accumulated revenues:

Acum[PFP*(PCP-CTAP)] + Acum[PFC*(PCC-CTAC)] +

Acum[PFG*(PRG-CTAG)] + Acum[PFL*(PCL-CTAL)] + Acum[OI]

PFP	Controlled Oil Production.
PCP	Oil Basket Price.
CTAP	Oil Transportation and Storage Cost.
PFC	Condensate Control Production.
PCC	Condensate Basket Price.
CTAC	Condensate Transportation and Storage Cost.
PFG	Natural Gas Controlled Production.
PRG	Natural Gas Realized Price.
CTAG	Natural Gas Transportation and Storage Cost.
PFL	Natural Gas Liquids Controlled Production.
PCL	Natural Gas Liquids Basket Price.
CTAL	Natural Gas Liquids Transportation and Storage Cost.
OI	Other incomes.

Accumulated expenses:

Acum    (Investment + Expenses + Royalties + Other Incomes)

Annex E-Accounting Procedures details the revenues and expenses and the times for the registration the Factor Rt-1, component.

The calculation of the variable royalty percentage will be made twice yearly, once in January, with information about the revenues and expenses incurred from January to December of the prior calendar year; and again in July with information from July of the prior calendar year to June of the current calendar year.

8.4       For purposes of the Agreement, the price for each class of Controlled Hydrocarbon will be expressed in dollars per barrel or dollars per million Btu, and will be determined as follows:

8.4.1       To determine the Basket Price of Controlled Oil the following procedure shall apply:

a)   UTE.  At least ninety (90) days before the Date of Beginning of Hydrocarbon Commercial Extraction, the Parties will decide the amounts of oil that will be produced in the Agreement Area.

b)   Within thirty (30) days after the determination described in the previous paragraph, the Parties will choose an Oil Basket including a maximum of four (4) crudes with following characteristics.

1.         Their quality shall be similar to that of the oil to be measured at a Production Control Point;

2.         Their quotations will appear periodically in “Platt’s Oilgram Price Report” or other source acceptable to the oil industry and to the Parties; and,

3.         They will be competitive in the market(s) where the oil to be measured at a Production Controlled Point may be sold.

c)   Once the conditions described in the preceding paragraphs have been met, the Parties will sign a Valuation Agreement establishing the additional terms and conditions to those described in this subheading and which may be required for its appropriate enforcement. The Valuation Agreement will determine the adjustment procedures required for reasons of quality. The quality adjustments will introduce premiums and/or penalties for improving and/or degrading the quality of Controlled Oil compared to the types of oil included in the basket. Likewise, the Valuation Agreement will determine a given period of existence as well as the frequency with which the agreed methods and procedures should be reviewed so that, at all times, a realistic determination of controlled oil prices will be ensured. If any of the parties, at any time, considers the enforcement of the methods and procedures established in the Valuation Agreement does not result in a realistic determination of the FOB value at the Peruvian exportation port for the Controlled Oil, the Parties may agree to enforce other methods and procedures that effectively provide such result.

d)   Every six (6) months or before if any of the Parties so requests, the Parties may review the basket established for Controlled Oil valuation, and thus ensure that the previously listed conditions continue to be met. If it is found that any of such conditions no longer applies, the Parties may modify the basket within thirty (30) days after the date when the basket review started. If that period expires and the Parties have not reached an agreement about the new basket, the provisions set forth in subheading 8.4.5 shall apply. If it is found that API (weighted average) degree, sulphur content or other element used to measure the quality of Controlled Oil has changed significantly compared to the quality of the basket components (simple arithmetical average), the Parties will change the basket so that it will reflect the quality of the Controlled Oil.

e)   In case the future price of one or more of the types of oil in the basket were quoted in a currency other than the US dollars, such prices will be converted into dollars at the exchange rate enforced on the date when each of the referred quotations  was taken. The exchange rate to be used will be the average of the exchange rate quoted by Citibank N.A. New York. If quotations from that organization are not available, the Parties will agree on an appropriate substitute.

f)    The Basket Price used to calculate the value of the Controlled Oil for the Valuation Period will be determined as follows:

1.         For each type of oil in the basket, the arithmetical average of its published basket will be determined using quotations for the Valuation Period. Only the days where all the components of the baskets wee quoted will be considered. It is understood that if the regular edition of “Platt’s Oilgram Price Report” shows two or more quotations for the same basket component, the quotation for the date closer to the publication will be used (“Prompt Market”); and,

2.         The resulting average prices calculated following the method above, for each basket component, will be again averaged out to determine the basket price corresponding to the value of Controlled Oil.

8.4.2       To determine the Basket Price of Controlled Condensates, the guidelines detailed in subheading 8.4.1 will apply, as appropriate. The Parties may agree to the adjustments needed so the basket price will best reflect the value of the Controlled Condensates.

8.4.3       To determine the Basket Price for Controlled Natural Gas Liquids, the procedure established in subheading 8.4.1, will be followed, as applicable. The Parties may agree to certain necessary adjustments so the Basket Price will reflect as best possible the value of Controlled Natural Gas Liquids.

8.4.4       The price of Controlled Natural Gas will be reflected by the Realized Price,

which should reflect the selling price in the domestic market or at an export point within the national territory, as applicable. The minimum value to be used as Realized Price will be 0.60 US$ / MMBtu.

8.4.5       If the Parties cannot agree on any of the issues described in this heading, the provisions under heading 21.2 will apply.

8.5       Notwithstanding provisions in paragraph d) under section 2.5 of Annex “E”, Accounting Procedure, if at any time times the Parties identify a mistake in calculating the factor  Rt-1 and that a different Rt-1 should have been applied or that said factor should have been applied at another time, the corresponding correction will be introduced retroactively to the time when the error was made and the percent royalty will be adjusted starting at that period. All adjustments resulting from the lower payment of a royalty will accrue interest on behalf of the affected party from the moment when the error was made. Refunds to the Contractor for the payment of excess royalties will be charged against the balances PERUPETRO may have to transfer to Treasury.

8.6       The amount of the royalty will be calculated for each valuation period. The corresponding payment will be made in dollars, at the latest in the second business day after the end of the corresponding fortnight, and PERUPETRO will issue the corresponding certificate on behalf of the Contractor  pursuant to law. The volume of Controlled Hydrocarbons for every fortnight will be supported by the control vouchers PERUPETRO will deliver to the Contractor after duly signing them, as proof of conformance.

8.7       On the contrary, if the Contractor fails to pay PERUPETRO the amount of royalties due, fully or partially, within the deadline foreseen under heading 8.6, the Contractor will deliver to PERUPETRO the hydrocarbons it owns and that were extracted from the Agreement Area in the amount needed to pay the amount due, as well as the expenses incurred and interests accrued, pursuant to heading 19.6.

CLAUSE NINE – TAXES

9.1       The Contractor will be subject to the ordinary tax regime in force in the Republic of Peru, including the ordinary tax regime for income tax, as well as the specific regulations set forth in this respect by Law N° 26221, in force by the date of signing.  The State, through the Ministry of Economy and Finance, guarantees the Contractor the benefit of tax stability during the life of the Agreement, as a result of which the latter will be subject only to the tax regime in force on the Date Of Signing, pursuant to provisions in the “Reglamento de la Garantía de la Estabilidad Tributaria y de las Normas Tributarias de la Ley N° 26221, Ley Orgánica de Hidrocarburos (Regulations of the Tax and Tax Regulations Stability under Law  26221, Organic Hydrocarbons Law)”, approved by Supreme Decree N° 32-95-EF, in the “Law regulating stability contracts with the State under the protection of Sectorial Laws – Law N° 27343” as applicable, and in the “Updated Law for Hydrocarbons  – Law N° 27377”.

9.2       Export of hydrocarbons from the Agreement Area made by the Contractor are tax exempted, including tax exemptions that require an explicit statement.

9.3       PERUPETRO will pay the “canon”, “surplus canon” and participation in revenues and profits.

9.4       The Contractor, pursuant to legal provisions in force, will pay the taxes charged on imports of goods and services the Contractor may require to perform the Operations, as required by law.

9.5       Pursuant to provisions under article 87 of the Tax Code, the Contractor may carry its books in dollars and, consequently, the calculation of the basis for  tax payments under his responsibility as well as the amounts of such taxes and their actual payment, will proceed pursuant to existing laws.

9.6       The Contractor will enforce the linear amortization method over a period of five (5) years starting on the year of the Date for the Beginning of Commercial Extraction. This linear amortization will be applied to all exploration and development expenses and to all investments made by the Contractor starting on the Date of Signing of the Contract until the Date of Beginning of Commercial Extraction. It is hereby set forth that the above mentioned amortization period may be extended, but under no circumstance beyond the term of the Agreement, if because of reasons related to prices or any other circumstance, agreed by the Parties, and after applying the linear amortization described in the previous paragraph, the Contractor’s financial statements yield a negative bottom line or a fiscal loss that, in the Contractor’s view, it may not be set off for tax purposes pursuant to tax regulation in force. The extended amortization period will be reported in advance to the National Superintendence for Tax Administration.

CLAUSE TEN – CUSTOMS DUTIES

10.1     The Contractor is authorized to import on a final or temporary basis, and pursuant to legal provisions in force, any good it may need for the economical and cost-effective and efficient execution of the operations.

10.2     The Contractor may import on a temporary basis, for a period of two (2) years, all the goods required for its activities and have the corresponding import duties suspended, including those requiring an express suspension statement. If an additional extension is needed, the Contractor may request such extension from PERUPETRO for periods of one (1) year and for a maximum two (2) such periods. PERUPETRO will obtain the Directorial Resolution from the General Hydrocarbons Bureau. The National Superintendent for Tax Administration will authorize the extension of the temporary importation regime based on the mentioned documents. The procedure, records and guarantees needed to enforce the temporary importation regime will follow the rules set forth in the General Customs Law, as amended and regulated.

10.3     The importation of goods and inputs required by the Contractor during the exploration stage for exploration activities is exempt from all taxes, including exemptions requiring an express statement, provided they are also comprised in the list of goods subject to such benefits, pursuant to provisions in Article 56º of Law N° 26221. The benefit will apply during the entire exploration stage.

10.4     The taxes levied on the importation of goods and inputs required by the Contractor for development and exploration activities during the development stage will be paid and borne by the importer.

10.5     PERUPETRO may inspect the goods imported on either a definitive or temporary basis as provided for in this clause for the exploration activities during the exploration stage to certify whether those goods were imported exclusively for the Operations.

10.6     The Contractor shall periodically report to PERUPETRO the goods and inputs exempted from duties pursuant to provisions in article 56º of Law N° 26221. The Contractor may not export back or use for other purposes the goods and inputs described in the previous paragraph without PERUPETRO’s authorization. After obtaining such authorization, the Contractor will pay the corresponding taxes, pursuant to article 57 under Law N° 26221.

CLAUSE ELEVEN.- FINANCIAL RIGHTS

11.1     State Guarantee.

The Central Reserve Bank of Peru is Party to this Agreement, pursuant to provisions of Law Nº 26221 and Legislative Decree Nº 668, so as to provide the Contractor the State’s guarantees described in this clause and pursuant to the legal regulations in force at the Date of Signing. The guarantees provided by this clause also comprise an eventual cession, pursuant to the provisions of the Hydrocarbons Law and this Agreement.

11.2     Exchange Rate Regime

The Central Reserve Bank of Peru, on behalf of the State and pursuant to legal provisions in force at the date of signing guarantee the Contractor will enjoy the exchange rate regime in force on the Date of Signing and, consequently, the Contractor will enjoy the right to the free availability, holding, use and disposition, both internally and externally, of foreign currency as well as free conversion of domestic currency into foreign currency in the open exchange market under terms and conditions set forth in this clause.  In this regard, the Central Reserve Bank of Peru, on behalf of the State, guarantees the Contractor, pursuant to the legal regime in force on the Date of Signing, the following:

a)      Free availability to the Contractor of up to one hundred percent (100%) of the foreign currency earned by its exports of Controlled Hydrocarbons, same which may be deposited directly in its own bank accounts, locally or overseas.

b)      Free availability and right to freely convert into foreign currency up to one hundred percent (100%) of the national currency earned from its sales of Controlled Hydrocarbons in the domestic market, and the right of deposit directly in its own bank accounts, locally or overseas, both the foreign and domestic currencies.

c)      Right to maintain, control and manage bank accounts in any currency, both locally and overseas, and to control and freely use those accounts,  and to freely maintain and dispose of abroad the funds deposited in those accounts without any restriction whatsoever.

d)      Notwithstanding the above, the Contractor has the right to freely dispose of, distribute, send or withhold abroad without any restriction whatsoever its net annual profits calculated pursuant to regulations in force.

11.3     Foreign Currency Availability and Conversion

It is hereby agreed that the Contractor will convert currency through financial system entities established in Peru, as described in paragraph b) under heading 11.2. If the availability of foreign currency may not be totally or partially served by the above mentioned entities, the Central Reserve Bank of Peru guarantees that it will provide the necessary foreign currency. For that purpose, the Contractor will address the Central Bank in writing and send a photocopy of the response letters received from not less than three (3) financial system entities reporting their inability to serve, fully or partially, the Contractor’s foreign currency requirements.  The letters from the financial system entities will remain valid for two business days after the date when they were sent.  Before 11:00 a.m. of the Business Day after the above described documents were submitted, the Central Bank will inform the Contractor on the exchange rate to be used for the required conversion, same which will remain in force provided the Contractor delivers the matching value in domestic currency for the requested transaction on the same day.  If, for any reason, the matching amount is not delivered by the Contractor at the appointed time, the Central Reserve Bank of Peru will report on the following Business Day, within the same time restriction, the exchange rate to be used for the conversion if undertaken on that same day. Notwithstanding the above, if the Central Reserve Bank of Peru timely certifies said availability cannot be provided fully or partially by the above mentioned entities, it may notify the Contractor to deliver to the Central Reserve Bank of Peru the domestic currency in the amount required to proceed to the currency conversion.

11.4     Changes to the exchange regime

The Central Reserve Bank of Peru, on behalf of the State, guarantees the regime described in this clause will remain in force for the benefit of the Contractor during the life of the agreement. If for any reason, the rates were not longer fixed by supply and demand, the exchange rate applying to the Contractor will be as follows:

a)      If a single official exchange rate was established at one single value for all currency transactions or foreign currency related transactions, starting on the date of enforcement, the exchange rate will be that provided for in this agreement.

b)      If a system of multiple, differential exchange rates were introduced or if different values were given to a single exchange rate, the exchange rate to be used for all the Contractor transactions will be highest foreign currency value.

11.5     Enforcement of Other Legal Provisions

The guarantees provided by the Central Reserve Bank of Peru to the Contractor will remain in force during the life of the Agreement. The Contractor will have the right to embrace, totally or partially, as pertinent, the new legal provisions regarding exchange rates or regulations issued during the life of the Agreement, including those dealing with foreign currency exchange issues not addressed in this clause, provided they are either of a general nature or apply to the hydrocarbons industry. Embracing the new provisions  or regulations will not affect the guarantees described in this clause, nor the exercise of guarantees dealing with aspects other than those included in the new provisions or regulations which the Contractor may have embraced.It is expressly agreed that the Contractor may, at any time, adopt the guarantees it decided to dismiss on a temporary basis and that returning to those guarantees does not create any rights or duties to the Contractor concerning the period during which it decided to adopt the new provisions or regulations described above.  In addition, it is hereby explained that adopting such guarantees will not hamper those  or any other guarantees, nor does it create any additional rights or duties to the Contractor. The Contractor’s adopting the new legal exchange provisions or regulations, as well as its decisions to return to the guarantees it decided to dismiss temporarily, shall be reported in writing to both the Central Reserve Bank of Peru and PERUPETRO. The provisions under this heading are established notwithstanding those in the first paragraph under heading 11.4.

11.6     Economic Reporting

The Contractor will send monthly reports to the Central Reserve Bank of Peru  relating its economic activity pursuant to article 74° of the Bank’s Organic law enacted by Decree Law N° 26123.

CLAUSE TWELVE.- LABOR

12.1     The Parties agree that at the end of the fifth year after the Date of Beginning of Commercial Extraction, the Contractor will have replaced Peruvian personnel of equivalent professional qualifications for all its current personnel. Exempted from the above are the foreign personnel filling management positions and those needed to perform some specialized technical jobs, for the Operations.  The Contractor agrees to train and form the Peruvian personnel to undertake specialized technical tasks so they may gradually substitute for the foreign personnel in performing such jobs.

12.2     At the beginning of Operations and the end of each calendar year, the Contractor will deliver to PERUPETRO a statistical chart of the personnel under its service who are performing the Operations, using the form PERUPETRO will deliver to the Contractor.

CLAUSE THIRTEEN.- ENVIRONMENTAL PROTECTION AND COMMUNITY RELATIONS

13.1     The Contractor commits to follow the provisions under the “Environmental Protection Regulations for Hydrocarbon Activities” enacted by Supreme Decree N° 015-2006-EM as amended, Law N° 28611, the General Environmental Law, as amended, and all other environmental provisions in force, as applicable.

13.2     The Contractor will undertake the operations in strict compliance with sustainable development, conservation and environmental protection guidelines, pursuant to the laws and regulations concerning environmental protection, Amazon indigenous and peasant communities, and international treaties ratified by the Peruvian State. In addition, it will respect the culture, habits, principles and values of such  communities and will maintain harmonious relations with the Peruvian State and civil society.

13.3     The Contractor will use the best available methods available from international industry practice, pursuant to environmental laws and regulations, for prevention and control of environmental pollution from the Operations; in addition, it will perform the Operations pursuant to existing regulations on the preservation of biological diversity, natural resources, and health and safety of its people and its own workers.

CLAUSE FORTEEN – HYDROCARBON CONSERVATION AND LOSS PREVENTION

14.1     The Contractor shall adopt all reasonable measures to prevent the loss or waste of the hydrocarbons on the surface or in the ground in any possible during the prospecting and development activities.

14.2     The Contractor will immediately to PERUPETRO any report surface oil spills in or outside the Agreement Area, pursuant to legal provisions in force, indicating an estimated spill volume and the actions taken to remediate the spill. PERUPETRO has the right to verify the spill volume and analyze the underlying causes.  In case of surface losses in or outside the Agreement Area before the Production Control Point caused by the Contractor’s serious negligence or fraud, the loss volume will be valued according to Clause Eight herein and included in the royalty calculations, notwithstanding provisions under heading 13.1. In case of losses before the Production Control Point, occurring under circumstances other than those described in the preceding paragraph and that result in remedy pay to the Contractor by third parties, the amount of the received compensation for the lost hydrocarbons, multiplied by the factor resulting from a division between amount of the royalty paid for the Controlled Hydrocarbons at the Production Control Point corresponding to the lost hydrocarbons during the fortnight when the loss occurred times the value of said Controlled Hydrocarbons calculated pursuant to heading  8.2  for the same fortnight will be the amount the Contractor shall pay for the royalty for the lost hydrocarbons, at the latest on the second business day after such remedy was paid, notwithstanding provisions under heading 13.1.

CLAUSE FIFTEEN.- TRAINING AND TECHNOLOGY TRANSFER

15.1     Pursuant to article 29º of Law N° 26221, the Contractor commits to make available to PERUPETRO, every year during the life of the Agreement, the following amounts:

Paragraph		Annual Contribution
		(in US$)
a)	Until the calendar year of the Date Of Beginning Of Commercial Extraction.	10,000.0

b)	After the Date Of Beginning Of Commercial Extraction.
	Barrels per Day
	From 0 to 500	10,000.0
	From 501 to 1,000	15,000.0
	From 1,001 to 1,500	20,000.0
	From 1,501 to 2,500	30,000.0
	From 2,501 to 5,000	40,000.0
	More than 5,000	50,000.0

The first payment will be made on the Date of Signing in an amount that will be determined by multiplying the annual contribution corresponding to paragraph a) above plus the fraction resulting from dividing the number of days before finishing the calendar year underway plus three hundred sixty five (365). The annual training contribution under paragraph b) will correspond to the segment of average daily production of Controlled Hydrocarbons for the prior calendar year. This contribution will be determined by dividing the total volume of Controlled Hydrocarbons of such year by the corresponding number of days. To determine the Barrels/Day in case of controlled natural gas production, the following equation will be used: Barrels will be equivalent to the volume of natural gas expressed in standard cubic feet divided by the five thousand six hundred twenty six (5,626) value. The payments described in this heading, excepting the first payment, will be made in January each year. Payments may be effected by bank transfer following PERUPETRO’s instructions in this regard.

15.2     The Contractor will fulfill all the obligations stated by heading 15.1 by making a deposit for the account PERUPETRO shall indicate. PERUPETRO will deliver the Contractor a communication showing conformance of payment within five (5) Business Days after receiving the contribution.

15.3     Training programs organized by the Contractor for its own personnel, both in Peru and overseas, will be reported to PERUPETRO.

15.4     The Contractor commits, during the development stage and if possible during the exploration stage, to put in place an internship program for university students that will provide complementary training pursuant to their respective universities’

requirements and existing law in Peru but without creating any labor relationship between the Parties. In addition, the Contractor will report such program to PERUPETRO.

CLAUSE SIXTEEN – CESSION AND ASSOCIATION

16.1     If the Contractor enters into an agreement to assign its contract position or to partner with a third party within the Agreement, it will report such agreement to PERUPETRO. The letter should include a request to evaluate the potential assignee or third party who will attach the necessary complementary information for its qualification as an oil company, pursuant to existing regulations. If PERUPETRO grants the requested qualification, the assignment or association will be performed through an amendment to the Agreement, pursuant to law.

16.2     After notifying PERUPETRO, the Contractor may assign its contractual position or associate with an affiliate, pursuant to law.

16.3     The assignee or third party will provide al the guarantees and will undertake all the rights, responsibilities and obligations flowing from the Agreement.

CLAUSE SEVENTEEN - ACT OF GOD OR FORCE MAJEURE

17.1     Neither of the Parties may be imputed failure to execute an obligation or for its partial, late or defective compliance with same during the period while such Party is affected by an Act of God or Force Majeure, provided it accredits such cause prevented it from complying.

17.2     The Party affected by the Act of God or Force Majeure will report it in writing within five (5) days after such event takes place to the other Party and will document the way in which such event prevents it from complying with the corresponding obligation.   The other Party will reply in writing accepting or rejecting such explanation within fifteen (15) days after receiving the above letter.  Failure to respond by the notified Party within the term foreseen will be construed as an acceptance of the proposed explanation. In case of partial, late or defective execution of the obligation hampered by the Act of God or Force Majeure, the obligated party will make its best effort to carry it out so as to accomplish the objectives expressed jointly by the Parties in the Agreement and the Parties will continue to undertake their Contract-based obligations affected in anyway by such event. The Party affected by the Act of God or Force Majeure will resume its obligations and contract-based conditions within a reasonable period of time after said cause or causes have been cured, and it will notify the other party in five(5) days after such cause was cured. The harmless Party will cooperate with the affected party in its effort. In cases of strike, stoppages or similar events, neither of the parties will be allowed to impose the other a solution against its will.

17.3     The period during which the effect of the Act of God or Force Majeure prevents compliance with  Contract-based obligations will be added to the period foreseen to comply with such obligations and, if appropriate, to the corresponding Agreement and the life of the Agreement.  If the Act of God or Force Majeure affects the execution of any of the minimum work programs described under heading 4.6, the warrant bond posted to guarantee such program will remain in full force and effect and will not be executed during the period while PERUPETRO does not issue a statement about the cause invoked by the Contractor, and if any discrepancy shall emerge about the existence of such cause while the discrepancy is resolved. With that goal in mind, the Contractor will extend or replace such warrant bond, as appropriate.  Likewise, as long as PERUPETRO does not make a statement about the reason invoked by the Contractor or while the discrepancy subsists about the existence of such cause, the period for executing the minimum work program will be suspended. If PERUPETRO accepts the Act of God or Force Majeure invoked by the Contractor, the latter will resume the execution of the minimum work program as soon as the effect of the invoked cause ceases.

17.4     PERUPETRO will make every necessary effort to obtain the assistance or cooperation of the corresponding document authorities so that the necessary measures will be taken to ensure the continued and safe implementation and operations of the activities foreseen in the Agreement.  It is hereby agreed that when any of the Parties, at its sole criterion, considered its personnel or its subcontractors’ personnel cannot operate within the agreement area under appropriate conditions to guarantee their physical integrity, invoking such situation as an Act of God or Force Majeure, will not be challenged by the other party.

17.5     If the Contractor is affected by an Act of God or Force Majeure preventing it for completing the execution of a minimum work program for a period underway, at the end of twelve (12) consecutive months starting when such cause emerged the Contractor may terminate the Agreement, for which purpose it will communicate its decision to PERUPETRO at least thirty (30) days before releasing the Agreement Area.

17.6     The provisions in this clause 17 do not apply to the obligations to pay money.

CLAUSE EIGHTEEN - ACCOUNTING

18.1     The Contractor will keep its accounting records following the accounting principles and practices established and accepted in Peru. In addition, it will keep and maintain all its books, detailed records and documents as may be required to account for and oversee its activities in Peru and abroad, as related to the purpose of the Agreement, and for properly documenting its revenues, investments, costs, expenses and taxes for each fiscal year. Moreover, within one hundred twenty (120) days starting of the Date of Signing, the Contractor will deliver to PERUPETRO a copy in Spanish of the Manual of Accounting Procedures it proposes to record its operations. The “Manual of Accounting Procedures” shall include, among others, the following:

a)      The language and currency for the accounting records;

b)      Applicable accounting principles and practices;

c)      Accounts structure and plan pursuant to requirements made by the National Commission for the Supervision of Companies and Securities  (Comisión Nacional

Supervisora de Empresas y Valores - CONASEV);

d)      Mechanisms to identify the accounts corresponding to the agreement and other hydrocarbons agreements, their related activities and other activities;

e)      Mechanisms to attribute shared revenues, investments, costs and expenses to the agreement, other hydrocarbon agreement, related activities and other activities; and,

f)       Determining the revenues and expenses accounts, as well as the detailed records needed for computing the Rt-1 factor, and the detailed procedures described in Annex “E” of the Agreement, as appropriate.

18.2     If the “Manual of Accounting Procedures” includes the items described in paragraph f) above, within thirty (30) days after having receive it, PERUPETRO will inform the Contractor of the approved accounting procedures to calculate Rt-1 factor described in that paragraph or alternatively, the suggestions it proposes to improve and/or expand such procedure. Failure by PERUPETRO to provide such comment within the abovementioned period will be construed as the granting of the approval to the procedure described in paragraph f) under heading 18.1 in every respect. Within the same period of thirty (30) days after receiving the “Manual of Accounting Procedures”, PERUPETRO may make suggestions or remarks to improve, expand or delete one or several of the accounting procedures proposed in the Manual.  All changes concerning the accounting procedures for the approved Rt-1 factor will be previously proposed to PERUPETRO for approval, following for that objective the procedure established in the first paragraph under this heading.

18.3     The Contractor’s accounting books, financial statements and supporting documents will be made available to authorized PERUPETRO representatives for verification in the Contractor’s offices at its address of record, after having been served appropriate notice.

18.4     The Contractor will keep a record of all its movable and immovable properties used in connection with the Agreement’s Operations pursuant to the accounting regulations in force in Peru and international oil industry generally accepted accounting practices. PERUPETRO may request the Contractor all the information about its properties whenever it deems appropriate. Likewise, PERUPETRO may request the Contractor to furnish its schedule of physical inventory-taking of the goods used in its Operations, segregated by type of property, whether belonging to the Contractor or third parties, and may request to be allowed to participate in such inventory-taking, if it so considers appropriate.

18.5     The Contractor will send, within thirty (30) days after its issuance, a copy of its independent auditors’ report concerning the Contractor’s financial statement for the prior economic year. If the Contractor has signed more than one agreement with PERUPETRO or carries out activities other that those foreseen in the Agreement, it will carry separate accounting to prepare independent financial statement for each agreement and/or activity and, therefore, the report prepared by its independent auditors shall also include the financial statements for each contract and/or activity.

18.6     The Contractor will send PERUPETRO, at the latter’s request, the information included in its annual Income Tax Statement, filed with the National Superintendence of Tax Administration or its successor.

C.-       SUNDRIES

19.1     If in one or more cases any of the Parties fails to invoke or insist on compliance with any of the provisions under the Agreement or to exercise any of the rights awarded under the Agreement, such omission or failure to insist will not be construed as a waiver of such provision or rights.

19.2     In executing the Operations, the Contractor will comply with all the decisions made by competent authorities in the exercise of their legal mandate.  Likewise, the Contractor commits to honor all the decisions of competent authorities relating to national defense and security.

19.3     The Contractor has the right to freely enter and leave the Agreement Area.

19.4     Pursuant to legislation in force, the Contractor will have the right to utilize in the Operations, the water, wood, gravel and other construction materials found within the Agreement Area with due respect for third parties rights as appropriate.

19.5     The license to use technical information concerning the Agreement Area, and other areas, which the Contractor may wish to purchase from PERUPETRO, will be granted pursuant to PERUPETRO’S policy for Managing Exploration and Development Technical Information for which purpose the Parties will sign a Letter of Agreement.

19.6     If one of the Parties fails to pay, within the agreed deadline, the amount due, it will pay following interest trade starting on the day after the date foreseen for that payment:

a)      For debts payable denominated in domestic currency, the applicable rate will be the active rate in domestic currency (TAMN) for loans with tenure up to three hundred sixty (360) days as published by the Superintendence for Banking and Insurance Companies or its successor, and applied over the period elapsed between the due date and the actual payment date; and,

b)      For debts denominated in dollars, and payable in domestic currency or in dollars, the applicable rate will be the U.S. Prime Rate plus (3) three percent points published by the Federal Reserve of the United States of America, applied to the period running from the due date to the actual date of payment, and in the absence of the latter rate, the Parties will agree on an appropriate replacement.

19.7     The provisions under heading 19.6 will apply to all debts between Parties flowing from this Agreement or any other agreement or transaction between the Parties. By written agreement between the parties, a different provision may be introduced concerning the payment of interest. The provisions herein applicable will not in any way modify the legal rights and resources available to the Parties to enforce the payment of amounts due.

19.8     In case of national emergency declared by law, by virtue of which the State is obliged to purchase hydrocarbons from local producers, such purchase will be made at the prices resulting from enforcing the valuation mechanisms established by clause eight and shall be  payable in dollars within thirty (30) after the delivery has been effected.

19.9     Through the Ministry of Defense and Ministry of Internal Affaire the State will give the Contractor within the Operations and to the extent possible all necessary security measures.

19.10  The Contractor will hold PERUPETRO and the State free, and indemnify them, as appropriate, from any claim, legal action or other charges, and encumbrances from third parties that may result from the Operations and the relations the Contractor may enter in connection with the Agreement and which may flow from any contractual or extra-contractual relationship, excepting those originating by actions of PERUPETRO itself or the State.

19.11  The Contractor will freely dispose of the hydrocarbons to which it is entitled pursuant to the Agreement.

CLAUSE TWENTY - NOTIFICATIONS AND COMMUNICATIONS

20.1     Every notification or communication relating to the Agreement will be considered as validly served if made in writing and delivered against a slip or received by certified mail or facsimile or other means agreed upon by the parties or addressed to the addressee during a business day at the following addresses of record:

PERUPETRO:

PERUPETRO S.A.

General Manager

Av. Luis Aldana Nº 320

Lima 41 - Perú

Fax: 6171801

Contractor:

BPZ EXPLORACION & PRODUCCION S.R.L.

General Manager

Manuel de Falla N° 297

Lima 41 - Perú

Telf.(511) 476-2244 / 476-3276 / 476-9919

Fax: (511) 225-3289 / 476-7686

Corporate Garantor:

BPZ ENERGY INC.

President

580 Westlake Park Blvd., Suite 525

Houston, Texas 77079

Tel: (281) 556-6200

Fax: (281) 556-6377

20.2     Either of the Parties has the right to modify the address or the number of facsimile for purposes of sending notifications and communications by means of a notice sent to the other Party at least five (5) Business Days before the change takes place.  Provisions included in the first paragraph under this heading apply also to the  corporate guarantor.

CLAUSE TWENTY ONE.- PERUVIAN LAW APPLIES. CONFLICT RESOLUTION

21.1     Peruvian Law applies.  This Agreement has been negotiated, drafted and signed pursuant to legal regulations in force in Peru and its contents, execution and derived consequences will be governed by the internal laws and regulations in force in the Republic of Peru.

21.2     Technical Conciliation Committee.  The Technical Conciliation Committee will convene within fifteen (15) Business Days after it has been convoked by any of the Parties and will sit three (3) qualified members with expertise in the topic to be addressed. Each of the Parties will choose one (1) member and the third member will be appointed by those members already designated by the Parties. If either of the Parties fails to designate its representative within the foreseen period or if the designated members fail to agree on the third member within the foreseen period or if the Technical Conciliation Committee fails to issue an opinion within the foreseen period, either of the Parties may submit the discrepancy for resolution pursuant to provisions under heading 21.3 under this Agreement. Within sixty (60) days starting on the Date of Signing, The Parties will agree on the procedure to be followed by this Committee. The Technical Conciliation Committee’s resolutions must be issued within thirty (30) days after its inauguration and will be mandatory until a final arbitration decision, if such procedure is invoked, is issued. Notwithstanding compliance with the decision issued by the Technical Conciliation Committee any of the Parties may have recourse to arbitration pursuant to heading 21.3 within sixty (60) days after the date when the above-mentioned decision was notified and received.

21.3     Arbitration agreement. Any litigation, controversy, difference or complaint resulting from or related to the Agreement, including its interpretation, compliance, termination, effectiveness or validity, between the Contractor and PERUPETRO, and which cannot be resolved by mutual agreement between the Parties, will be resolved through international de jure arbitration pursuant to article 68º of Law N° 26221. The Parties commit to do their best effort to carry the arbitration proceeding to a successful end and execution. The arbitration will be managed by the International Center for the Settlement of Investment Related Disputes (hereafter ICSID) for all issues not foreseen by this clause.  Arbitration will be organized and evolve pursuant to ICSID arbitration rules in force at the Date of Signing. There will be three (3) arbitrators, the Parties designating one each, and the third one being appointed by the Party-designated arbitrators. In finding a solution to the litigation, controversy, difference or complaint submitted to arbitration, the arbitrators will enforce the domestic law of the Republic of Peru. Arbitration may take place at the Permanent Arbitration Tribunal or at any other appropriate institution, whether public or private, with which the Center has reached an agreement for that purpose, or at any other venue approved by the Commission or Tribunal after consultation with the Secretary General. During the arbitration, the Parties will continue to perform their Contract-derived obligations to the extent possible, including those subject matters to arbitration. Notwithstanding the above, if the issue under arbitration concerns compliance with Contract obligations guaranteed by the warrant bond described under heading 3.10, the respective terms will be suspended momentarily and such warrant bonds may not be executed but shall be kept current during the arbitration proceeding. To that end, the Contractor shall extend or replace such warrant bond as required. The decision will be mandatory to the Parties and may not be appealed or in any other way challenged, excepting under the provisions of the Convention for the Settlement for Disputes Relating to Investments between States and Nationals from Other States, hereafter the Convention.  The arbitration decision issued under the Convention will be executed within the Peruvian territory, pursuant to the regulations in force concerning the execution of court decisions. The Parties waive their rights to filing diplomatic complaints.

21.4     This Agreement is drafted and interpreted in the Spanish language for which reason the Parties agree this version in the only and official version of same.

CLAUSE TWENTY SECOND.- TERMINATION

22.1     Agreement termination will be governed by its own provision, complemented by regulations under Law N° 26221; and for whatever may not be foreseen in that law, by Civil Code provisions. Excepting those cases foreseen under heading 22.3, when one of the Parties fails to honor any of its obligations pursuant to the Agreement for causes other than an Act of God or Force Majure or other non-imputable causes, the other Party may notify the former party about that breach and its intent to terminate the Agreement within sixty days, unless the other non-complying party cures the above-mentioned breach or demonstrates to the other Party proper cure is underway, within that period. If the notified party challenges or rejects such breach, the party may refer the issue to arbitration pursuant to clause twenty one herein within thirty (30) days after notification was served. If so, the sixty (60) day period will be suspended until the arbitration decision is notified to the Party, and the agreement will be terminated, if after confirming the breach, the defending Party fails to provide cure or to demonstrate before the other party such cure is underway, within such period. The Agreement may be terminated before the expiration of the Agreement’s life by express agreement between the Parties.

22.2     At the termination of the Agreement, all the parties’ rights and obligations shall sees as specified in the Agreements while due consideration will be given to the following:

a)      The rights and obligations of the parties flowing from this Agreement before such termination will be honored, including, inter alia,  the Contractor’s rights to the extracted hydrocarbons and the guarantees set forth in the Agreement;   and,

b)      In case of breach by any of the Parties before the termination of any of the obligations set forth in the Agreement, said breach will be cured by the offending Party, excepting obligations which for their own nature are extinguished when the Agreement itself is terminated.

22.3     The Agreement will be resolved de jure and without further procedure in the following cases:

22.3.1        If the Contractor fails to execute the minimum work program of any period during the exploration stage after having enjoyed the postponements provided for under heading 3.4, if applicable, and without an explanation provided to PERUPETRO’s satisfaction, excepting provisions under headings 4.7 and 4.13.

22.3.2        If at the end of the exploration stage or the withholding period, whatever happens last, no announcement of commercial discovery is made.

22.3.3        In the cases specified under headings 3.10, 4.2 and 17.5.

22.3.4        If the Contractor is declared insolvent, dissolved, liquidated or bankrupt, and the Contractor fails to serve notice as described under heading 16.1 within fifteen (15) days, identifying the third party that will take its position in the Agreement.

22.3.5        If the corporate guarantee mentioned under heading 3.11 is not in force and the Contractor does not comply in replacing it within fifteen (15) Business Days being served PERUPETRO’S notification requiring such replacement, or if the entity that issued the guarantee described under heading 3.11 was declared insolvent, dissolved, liquidated or bankrupt and the Contractor fails to consequentially report PERUPETRO within fifteen (15) business Days after the request made by PERUPETRO and identify the third party that will provide the corporate guarantee, provided PERUPETRO evaluates and approves such candidate.

22.3.6        By mandate of an arbitration decision declaring, in the cases provided for under heading 22.1, that failure to comply was not cured pursuant to provisions under that heading or by arbitration decision declaring the termination of the Contract.

22.4     Pursuant to provisions under article 87 of Law N° 26221, in case of breach by the Contractor of the provisions concerning environmental issues, OSINERGMIN will impose the corresponding sanctions and the Ministry of Energy and Mines may terminate the

Agreement, after reporting to OSINERGMIN.

22.5     If the Contractor, or the entity that provides the guarantee described under heading 3.11, requests protection against its creditors, PERUPETRO may terminate the Agreement if it considers its rights under the Agreement are not properly protected.

22.6     At the termination of the Agreement, the Contractor will turn over to the State through PERUPETRO, as ownership, unless the latter does not require them, with no charge or cost to it, in good state of repair, maintenance and operation, taking account of normal wear resulting from normal wear and tear, the properties, power facilities, campsites, means of communication, pipelines and other production goods and facilities owned by the Contractor that will allow continuing with the development operations. In case of joint development of oil, non-associated natural gas and/or non-associated natural gas condensates at the end of the term established under heading  3.1 for the oil development stage, the Contractor will deliver as property to the State, through PERUPETRO, unless the latter does not require them, without any charge or cost to the latter, in good state of conservation and operation and taking into account the normal wear and tear produced by the use of all the goods and facilities needed for developing oil that are not needed for developing non-associated natural gas and/or  non-associated natural gas and condensates.  The goods and facilities kept by the Contractor for developing non-associated natural gas and/or non-associated natural gas or condensates that were also used for developing oil, although still owned by the Contractor, will be used for that development, for which purpose the Parties will sign an agreement. If the Contractor has been using the goods and facilities described in the first paragraph under this heading and they are not related exclusively to the operations or its accessories, in other words, they have also been used for operations in other areas under contracts in force for the exploration and development of hydrocarbons in Peru, the Contractor will continue to own and utilize such goods.

22.7     For purposes of the provisions under heading 22.6, during the last year of life of the Agreement, the Contractor will provide PERUPETRO all the facilities and will assist it in whatever may be necessary without interfering with the Operations, so PERUPETRO can carry out all the acts and enter into all agreements that would allow an ordered and uninterrupted transition of the Operations underway at the date of termination of the Agreement.

ANNEX “A”

DESCRIPTION OF BLOCK XXIII

LOCATION

Block XXII is located in provinces of Contralmirante Villar and Tumbes in the Tumbes Department; Talara in the Piura Department, and it is demarcated as shown in Annex “B” pursuant to the following description.

REFERENCE POINT

Reference Point (R.P.) is the Tumbes station located in the Tumbes District; Provinces of Tumbes in the Tumbes Department.

DEPARTURE POINT

From the Reference Point (R.P.) a distance of 3,304.608 m is measured to the South, then 12,214.150 m West until reaching Point (1) which is the Departure Point (D.P.) of the Block’s perimeter.

BLOCK CONFIGURATION

From Point (1) or (P.P.) 17,271.900 m South are measured in a straight line with Azimuth 180°00’00” until reaching Point (18).

From Point (18) 18,200.274 m are measured South West in a straight line with Azimuth 254°03’16”57 until reaching Point (22).

From Point (22) 14,142.135 m are measured South West in a straight line with Azimuth 225°00’00” until reaching Point (24).

From Point (25) 29,939.029 m are measured South in a straight line with Azimuth 180°00’00” until reaching Point (51).

From Point (51) 8,737.273 m are measured South West in a straight line with Azimuth 247°52’09”08 until reaching Point (52).

From Point (52) 17,256.042 m are measured North West in a straight line with Azimuth 295°24’27”78 until reaching Point (45).

From Point (45) 1,460.724 m are measured Northwest in a straight line with Azimuth 295°24’27”79 until reaching Point (44).

From Point (44) 3,468.545 m are measured North West in a straight line with Azimuth 303°20’00”20 until reaching Point (42).

From Point (42) we continue North East along the shoreline for about 6,393.320 meters until reaching Point (34).

From Point (34) 9,663.674 m are measured East in a straight line with Azimuth 90°00’00” until reaching Point (36).

From Point (36) 5,000.050 m are measured North in a straight line with Azimuth 360°00’00” until reaching Point (31).

From Point (31) 7,513.055 m are measured West in a straight line with Azimuth 270°00’00” until reaching Point (30).

From Point (30) we continue North East along the shoreline for about 51,100.190 metros until reaching Point (6).

From Point (6) 3,719.490 m are measured South East in a straight line with Azimuth 145°11’35”14 until reaching Point (13).

From Point (13) 5,521.095 m are measured North East in a straight line with Azimuth 51°59’18”56 until reaching Point (5).

From Point (5) 2,122.423 m are measured North West in a straight line with Azimuth 325°14’32”75 until reaching Point (4).

From Point (4) we continue North East along the shoreline for abut 15,940.380 meters until reaching Point (1) or Departure Point (D.P.) closing the Block’s perimeter.

Borders

West and North with Blocks Z-1 and XX; East with Block XIX and free areas; South with Blocks V, X and XXV, and free areas.

PLOT DEFINITION

Plot 1 surrounded by corner points 1, 3 and 2

Plot 2 surrounded by corner points 2, 2, 12 and 11

Plot 3 surrounded by corner points 6, 12, 16, 15 and 14

Plot 4 surrounded by corner points 2,11,17,16,13,5 y 4; 7,8,10 and 9

Plot 5 surrounded by corner points 11,12,18,19 and 17

Plot 6 surrounded by corner points 14,15,22,21 and 20

Plot 7 surrounded by corner points 15,16,17,19 and 22

Plot 8 surrounded by corner points 20,21,24 and 23

Plot 9 surrounded by corner points 21,22 and 24

Plot 10 surrounded by corner points 25,28,27 and 26

Plot 11 surrounded by corner points 23,24,29,28 and 25

Plot 12 surrounded by corner points 26,27,32,31 and 30

Plot 13 surrounded by corner points 27,28,29,33 and 32

Plot 14 surrounded by corner points 31,32,37 and 36

Plot 15 surrounded by corner points 32,33,38 and 37

Plot 16 surrounded by corner points 34,35,39,43 and 42

Plot 17 surrounded by corner points 35,36,37,40 and 39

Plot 18 surrounded by corner points 37,38,41 and 40

Plot 19 surrounded by corner points 42,43,46,45 and 44

Plot 20 surrounded by corner points 39,40,48,47,46 and 43

Plot 21 surrounded by corner points 40,41,50,49 and 48

Plot 22 surrounded by corner points 47,48,49 and 52

Plot 23 surrounded by corner points 49,50,51 and 52

LIST OF BLOCK CORNER COORDINATES

	GEOGRAPHIC COORDINATES		U.T.M. FLAT COORDINATE
Point	South Latitude	West Latitude	Meters North	Meters East
East. Tumbes	03°32’59”322	80°25’45”757	9’607,610.298	563,378.600
1 (P.P.)	03°34’47”167	80°32’21”582	9’604,305.690	551,164.450
18	03°44’09”671	80°32’21”294	9’587,033.790	551,164.450
22	03°46’52”759	80°41’48”566	9’582,033.790	533,664.450
24	03°52’18”538	80°47’12”693	9’572,033.790	523,664.450
51	04°08’33”596	80°47’12”440	9’542,094.761	523,664.450
52	04°10’20”855	80°51’34”937	9’538,803.234	515,570.885
45	04°06’19”770	81°00’00”522	9’546,207.056	499,983.890
44	04°05’59”370	81°00’43”316	9’546,833.790	498,664.450
42	04°04’57”292	81°02’17”303	9’548,739.790	495,766.524
34	04°02’02”711	80°00’23”156	9’554,099.970	499,285.996
36	04°02’02”696	80°55’09”754	9’554,099.970	508,949.670
31	03°59’19”853	80°55’09”770	9’559,100.020	508,949.670
30	03°59’19”867	80°59’13”412	9’559,100.020	501,436.615
6	03°40’55”420	80°41’22”204	9’593,005.541	534,481.448
13	03°42’34”858	80°40’13”341	9’589,951.540	536,604.580
5	03°40’44”071	80°37’52”369	9’593,351.540	540,954.580
4	03°39’47”298	80°38’31”616	9’595,095.263	539,744.575

Internal Limits Coordinates

7	03°41’12”438	80°38’16”815	9’592,480.840	540,200.110
8	03°41’12”422	80°37’37”914	9’592,480.840	541,400.120
10	03°41’54”760	80°37’37”896	9’591,180.830	541,400.120
9	03°41’54”777	80°38’16”798	9’591,180.830	540,200.110

LIST OF PLOT CORNER COORDINATES

POINT	U.T.M. FLAT COORDINATES
1	9’604,305.690 m N	551,164.450 m E
2	9’595,909.937 m N	542,164.450 m E
3	9’595,909.937 m N	551,164.450 m E
4	9’595,095.263 m N	539,744.575 m E
5	9’593,351.540 m N	540,954.580 m E
6	9’593,005.541 m N	534,481.448 m E
7	9’592,480.840 m N	540,200.110 m E
8	9’592,480.840 m N	541,400.120 m E
9	9’591,180.830 m N	540,200.110 m E
10	9’591,180.830 m N	541,400.120 m E
11	9’590,493.936 m N	542,164.450 m E
12	9’590,493.936 m N	551,164.450 m E
13	9’589,951.540 m N	536,604.580 m E
14	9’587,033.789 m N	525,611.930 m E
15	9’587,033.790 m N	533,664.450 m E
16	9’587,033.789 m N	536,604.580 m E
17	9’587,033.789 m N	542,164.450 m E
18	9’587,033.790 m N	551,164.450 m E
19	9’584,462.361 m N	542,164.450 m E
20	9’582,033.790 m N	521,800.395 m E
21	9’582,033.790 m N	523,664.450 m E
22	9’582,033.790 m N	533,664.450 m E
23	9’572,033.790 m N	518,758.195 m E
24	9’572,033.790 m N	523,664.450 m E
25	9’570,394.450 m N	516,664.450 m E
26	9’564,100.020 m N	506,372.355 m E
27	9’564,100.020 m N	513,664.450 m E
28	9’564,100.020 m N	516,664.450 m E
29	9’564,100.020 m N	523,664.450 m E
30	9’559,100.020 m N	501,436.615 m E
31	9’559,100.020 m N	508,949.670 m E
32	9’559,100.020 m N	513,664.450 m E
33	9’559,100.020 m N	523,664.450 m E
34	9’554,099.970 m N	499,285.996 m E
35	9’554,099.970 m N	503,664.450 m E
36	9’554,099.970 m N	508,949.670 m E
37	9’554,099.970 m N	513,664.450 m E
38	9’554,099.970 m N	523,664.450 m E
39	9’549,099.970 m N	503,664.450 m E
40	9’549,099.970 m N	513,664.450 m E
41	9’549,099.970 m N	523,664.450 m E
42	9’548,739.790 m N	495,766.524 m E
43	9’548,739.790 m N	503,664.450 m E
44	9’546,833.790 m N	498,664.450 m E
45	9’546,207.056 m N	499,983.890 m E
46	9’544,458.791 m N	503,664.450 m E
47	9’544,099.970 m N	504,419.861 m E
48	9’544,099.970 m N	513,664.450 m E
49	9’544,099.970 m N	515,570.885 m E
50	9’544,099.970 m N	523,664.450 m E
51	9’542,094.761 m N	523,664.450 m E
52	9’538,803.234 m N	515,570.885 m E

SURFACE AREAS (Areas by Plots)

Plot	Area
1	3,178.155 he
2	4,874.401 he
3	3,779.309 he
4	2,974.064 he
5	4,271.275 he
6	5,247.080 he
7	3,217.857 he
8	3,732.735 he
9	5,000.000 he
10	3,190.048 he
11	5,388.365 he
12	5,006.942 he
13	5,000.000 he
14	2,357.413 he
15	5,000.050 he
16	3,263.753 he
17	5,000.000 he
18	5,000.000 he
19	1,822.922 he
20	4,986.447 he
21	5,000.000 he
22	2,953.202 he
23	2,954.938 he
Total	93,198.956 he

05 regular plots 5,000.000 ha each	25,000.000 he
18 irregular Plots, various surface areas	68,198.956 he
TOTAL 23 LOTS	93,198.956 he

The coordinates, distances, areas and azimuths described in this annex are based in the Spheroid International Universal Transversal Mercator (U.T.M.) Projection System, Zone 17 (Central Meridian 81º00’00”).

The Geodesic Datum is provisional for South America, La Canoa, 1956, located in Venezuela (PSAD 56).

In case of discrepancy between the U.T.M. and geographic coordinates or between Distances, Areas and Azimuths, the U.T.M. coordinates will prevail.

ANNEX “B”

MAP OF THE AGREEMENT AREA BLOCK XXIII

THIS IS THE MAP OF BLOCK XXIII SHOWING THE AREA UNDER THIS LICENSE AGREEMENT FOR THE EXPLORATION AND DEVELOPMENT OF HYDROCARBONS ENTERED INTO BY AND BETWEEN PERUPETRO S.A. AND BPZ EXPLORACI{ON & PRODUCCI{ON S.R.L. WHICH, DULY SIGNED BY THE PARTIES, IS ATTACHED TO THE PUBLIC DEED HEREWITH.

ANNEX C-1

WARRANT BOND FOR THE FIRST PERIOD OF THE MINIMUM WORK PROGRAM

WARRANT BOND Nº

Lima,

Gentlemen,

PERUPETRO S.A.

Gentlemen:

Hereby, we (name of financial system entity) constitute ourselves as joint and several guarantors of BPZ EXPLORACION & PRODUCCION S.R.L.(hereafter the Contractor) before PERUPETRO S.A. (hereafter PERUPETRO) for the amount three million seventy five thousand and 00/100 Dollars (US$ 3,075,000.00) to guarantee the performance of the Contractor’s obligations under the minimum work program for the first period of the exploration stage, as described in Clause Four  of the License Agreement for the Exploration and Development of Hydrocarbons in Block XXIII, signed with PERUPETRO (hereafter the Agreement).

The obligation assumed by (name of financial system entity) under this warrant bond is limited to pay PERUPETRO the amount of three million seventy five thousand and 00/100 dollars (US$ 3’075,000.00) as per a request of payment.

1.    This guarantee is joint and several, without benefit of excussion, irrevocable, unconditional and to be executed automatically and paid on demand within its tenure, at  presentation of a notarized letter addressed by PERUPETRO to  (financial system entity) requesting the payment of three million seventy five thousand and 00/100 dollars (US$ 3’075,000.00) and declaring the Contractor has failed to comply fully or partially with the obligation mentioned above, and enclosing with that letter, as only support and justification, a certified copy of the notarized letter addressed by PERUPETRO to the Contractor demanding its compliance with the abovementioned obligation and notifying it of PERUPETRO’s intention to execute the warrant bond; said notarized letter sent by PERUPETRO to the Contractor will have been delivered to the latter at least twenty (20) calendar days before the date when PERUPETRO files the corresponding payment claim to (financial system entity).

2.    This warrant bond will expire at the latest on XXX unless before that date(financial system entity) receives a letter from PERUPETRO releasing (financial system entity) and the Contractor from all their responsibilities attached to this warrant bond, in which case this warrant bond will be cancelled on the day when said PERUPETRO letter is received.

3.    All delays on our side to honor this warrant bond on your behalf will accrue interest equivalent to the foreign currency active rate (Tasa Activa en Moneda Extranjera – TAMEX, or its successor, paid by financial system institutions and published by the Superintendence of Banking and Insurance applicable during the period of delay. The interest will be calculated starting on the date when the notarized letter sent by PERUPETRO to (financial system entity) was received. After the expiration or cancellation date, no complaint will be admitted concerning this warrant bond and (financial system entity) and the Contractor will be released from all responsibility or obligation concerning this warrant bond.

Sincerely,

(Financial system entity)

ANNEX C-2

WARRANT BOND FOR THE SECOND PERIOD OF THE MINIMUM WORK PROGRAM

WARRANT BOND Nº

Lima,

Messrs.

PERUPETRO S.A.

Gentlemen,

Hereby, we (entity of financial system) constitute ourselves as joint and several guarantors of BPZ EXPLORACION & PRODUCCION S.R.L.(hereafter the Contractor) before PERUPETRO S.A. for the amount of three million three hundred ninety and 00/100 Dollars (US$ 3,390,000.00) to guarantee the performance of the Contractor’s obligations under the minimum work program for the second period of the exploration phase, as described in Clause Four  of the License Agreement for the Exploration and Development of Hydrocarbons in Block XXIII, signed with PERUPETRO (hereafter the Agreement).

The obligation assumed by (name of financial system entity) under this warrant bond is limited to pay PERUPETRO the amount of three million three hundred ninety and 00/100 Dollars (US$ 3,390,000.00) when required.

1.    This guarantee is joint and several, without benefit of excussion, irrevocable, unconditional and to be executed automatically and paid on demand within its tenure, at presentation of a notarized letter addressed by PERUPETRO to (financial system entity) requesting the payment of three million three hundred ninety and and 00/100 Dollars (US$ 3,390,000.00) declaring the Contractor has failed to comply in full or partially with the obligation mentioned above, and inclosing with that letter, as only support and justification, a certified copy of the notarized letter addressed by PERUPETRO to the Contractor demanding its compliance with the abovementioned obligation and notifying it of its intention to execute the warrant bond; said notarized letter sent by PERUPETRO to the Contractor will have been delivered to the latter at least twenty (20) calendar days before the date when PERUPETRO files the corresponding payment claim to (financial system entity).

2.   This warrant bond will expire at the latest on XXX unless before that date (financial system entity) receives a letter from PERUPETRO releasing (financial system entity) and the Contractor from all their responsibilities attached to this warrant bond, in which case this warrant bond will be cancelled on the day when said PERUPETRO letter is received.

3.    All delays on our side to honor this warrant bond on your behalf will accrue interest equivalent to the foreign currency active rate (Tasa Activa en Moneda Extranjera – TAMEX), or its successor, paid by financial system institutions and published by the Superintendence of Banking and Insurance applicable during the period of delay. The interest will be calculated starting on the date when the notarized letter sent by PERUPETRO to (financial system entity) was received. After the expiration or cancellation date, no complaint will be admitted concerning this warrant bond and (financial system entity) and the Contractor will be released from all responsibility or obligation concerning this warrant bond.

Sincerely,

(Financial system entity)

ANNEX C-3

WARRANT BOND FOR THE THIRD PERIOD OF THE MINIMUM WORK PROGRAM

WARRANT BOND Nº

Lima,

Messrs.

PERUPETRO S.A.

Gentlemen,

Hereby, we (entity of financial system) constitute ourselves as joint and several guarantors of BPZ EXPLORACION & PRODUCCION S.R.L.(hereafter the Contractor) before PERUPETRO S.A. (hereafter PERUPETRO) for the amount of two million two hundred seventy five thousand and 00/100 Dollars (US$ 2,275,000.00) to guarantee the performance of the Contractor’s obligations under the minimum work program for the first period of the exploration phase, as described in Clause Four  of the License Agreement for the Exploration and Development of Hydrocarbons in Block XXIII, signed with PERUPETRO (hereafter the Agreement).

The obligation assumed by (name of financial system entity) under this warrant bond is limited to pay PERUPETRO the amount of two million two hundred seventy five thousand and 00/100 Dollars (US$ 2,275,000.00).

1.    This guarantee is joint and several, without benefit of excussion, irrevocable, unconditional and to be executed automatically and paid in demand within its tenure, by submission of a notarized letter addressed by PERUPETRO to (financial system entity) requesting the payment of two million two hundred seventy five thousand and 00/100 Dollars (US$ 2’275,000.00) declaring the Contractor has failed to comply in full or partially with the obligation mentioned above, and enclosing with that letter, as only support and justification, a certified copy of the notarized letter addressed by PERUPETRO to the Contractor demanding its compliance with the abovementioned obligation and notifying it of its intention to execute the warrant bond; said notarized letter sent by PERUPETRO to the Contractor will have been delivered to the latter at least twenty (20) calendar days before the date when PERUPETRO files the corresponding payment claim to (financial system entity).

2.    This warrant bond will expire at the latest on XXX unless before that date (financial system entity) receives a letter from PERUPETRO releasing (financial system entity) and the Contractor from all their responsibilities attached to this warrant bond, in which case this warrant bond will be cancelled on the day of reception when said PERUPETRO letter is received.

3.    All delays on our side to honor this warrant bond on your behalf will accrue interest equivalent to the foreign currency active rate (Tasa Activa en Moneda Extranjera – TAMEX), or its successor, paid by financial system institutions and published by the Superintendence of Banking and Insurance applicable during the period of delay or its successor. The interest will be calculated starting on the date when the notarized letter sent by PERUPETRO to (financial system entity) was received. After the expiration or cancellation date, no complaint will be admitted concerning this warrant bond and (financial system entity) and the contractor will be released from all responsibility or obligation concerning this warrant bond.

Sincerely,

(Financial system entity)

ANNEX C-4

WARRANT BOND FOR THE FOURTH PERIOD OF THE MINIMUM WORK PROGRAM

WARRANT BOND Nº

Lima,

Messrs.

PERUPETRO S.A.

Gentlemen,

Hereby, we (entity of financial system) constitute ourselves as joint and several guarantors of BPZ EXPLORACION & PRODUCCION S.R.L.(hereafter the Contractor) before PERUPETRO S.A. (hereafter PERUPETRO) for the amount one million three hundred fifteen thousand and 00/100 Dollars (US$ 1,315,000.00) to guarantee the performance of the Contractor’s obligations under the minimum work program for the first period of the exploration phase, as described in Clause Four  of the License Agreement for the Exploration and Development of Hydrocarbons in Block XXIII, signed with PERUPETRO (hereafter the Agreement).

The obligation assumed by (Name of Financial system entity) under this warrant bond is limited to pay PERUPETRO the amount of one million three hundred fifteen thousand and 00/100 Dollars (US$ 1,315,000.00)when required.

1.    This guarantee is joint and several, without benefit of excussion, irrevocable, unconditional and to be executed automatically and paid in demand within its tenure, by submission of a notarized letter addressed by PERUPETRO to (financial system entity) requesting the payment of one million three hundred fifteen thousand and 00/100 Dollars (US$ 1,315,000.00)declaring the Contractor has failed to comply in full or partially with the obligation mentioned above, and enclosing with that letter, as only support and justification, a certified copy of the notarized letter addressed by PERUPETRO to the Contractor demanding its compliance with the abovementioned obligation and notifying it of its intention to execute the warrant bond; said notarized letter sent by PERUPETRO to the Contractor will have been delivered to the latter at least twenty (20) calendar days before the date when PERUPETRO files the corresponding payment claim to (financial system entity).

2.    This warrant bond will expire at the latest on XXX unless before that date (financial system entity) receives a letter from PERUPETRO releasing (financial system entity) and the Contractor from all their responsibilities attached to this warrant bond, in which case this warrant bond will be cancelled on the day when said PERUPETRO letter is received.

3.    All delays on our side to honor this warrant bond on your behalf will accrue interest equivalent to the foreign currency active rate (Tasa Activa en Moneda Extranjera – TAMEX), or its successor, paid by financial system institutions and published by the Superintendence of Banking and Insurance applicable during the period of delay. The interest will be calculated starting on the date when the notarized letter sent by PERUPETRO to (financial system entity) was received. After the expiration or cancellation date, no complaint will be admitted concerning this warrant bond and (financial system entity) and the Contractor will be released from all responsibility or obligation concerning this warrant bond.

Sincerely,

(Financial system entity)

ANNEX D

CORPORATE GUARANTEE

Messrs.

PERUPETRO S.A.

Av. Luis Aldana 320

Lima 41

PERU

By these presents, BPZ ENERGY INC., pursuant to Section 3.11 of the License Agreement for the Exploration and Development of Hydrocarbons in Block XXIII to be signed by PERUPETRO S.A. (“PERUPETRO”) and BPZ EXPLORACION & PRODUCCION S.R.L., provides a joint and several guarantee before PERUPETRO on behalf of BPZ EXPLORACION & PRODUCCION S.R.L. that the latter will honor all its obligations pursuant to the minimum work program described under heading 4.6 of the Agreement, as well as the execution by BPZ EXPLORACION Y PRODUCCION S.R.L. of each of the annual development programs, as adjusted or amended, that may be submitted by BPZ EXPLORACIÓN Y PRODUCCIÓN S.R.L. with PERUPETRO pursuant to heading 5.3 under the Agreement.

This guarantee will survive while BPZ EXPLORACION Y PRODUCCION S.R.L.’s obligations under the Agreement while BPZ EXPLORACION Y PRODUCCION S.R.L. may be required. For purposes of this guarantee, BPZ ENERGY INC. submits to the laws of the Republic of Peru, expressly waives any diplomatic claim and submits to the arbitration procedure for the solution of controversies set forth in clause 21 of the Agreement.

Yours,

Corporate Guarantor

Legally Authorized Representative.

ANNEX E

ACCOUNTING PROCEDURE

1.                                      GENERAL PROVISIONS

OBJECTIVE

The objective of this annex is to establish the accounting regulations and procedures that will allow determining the revenues, investments, expenses and operating costs of the Contractor for purposes of calculating Factor Rt-1 mentioned in Clause 8 under the Agreement.

DEFINITIONS

The words used in this annex have been defined in Clause One to the Agreement and will have the meaning given to them in that clause. The accounting terms included in this annex will have the meaning given to them in the accounting regulations and practices accepted in Peru and in the international petroleum industry.

ACCOUNTING PRINCIPLES

a) The Contractor will carry its books pursuant to the legal regulations in force, the accounting principles and practices established and accepted in Peru and in the international petroleum industry, and pursuant to provisions in this accounting procedure.

b) The Manual of Accounting Procedures mentioned under heading 18.1 of the Agreement will take into account the provisions detailed in this annex.

2.              ACCOUNTING REGISTRIES, INSPECTION AND ADJUSTMENTS

ACCOUNT SYSTEM

For purposes of determining factor Rt-1, the Contractor will carry a special accounting system to register, in dollars, the revenues earned and the expenses made, as related to the Agreement’s operations. This system will comprise two main accounts: the factor Rt-1 revenues account and the factor Rt-1 expenses account.

EXCHANGE RATE

The accounts carried out in domestic currency at the selling exchange rate in force on the day when the disbursement was made or the revenue was earned. The transactions made in dollars and the evaluation of output will be recorded pursuant to provisions under 3.3 of this annex.

SUPPORTING DOCUMENTATION

The contractor will keep in its file the original supporting documents for the charges made against the account for factor Rt-1

FACTOR Rt-1 ACCOUNT STATEMENT

During the exploration stage, the Contractor will send, within thirty days after the end of each period, a detailed monthly statement of the revenues and expenses accounts for factor Rt-1, corresponding to that period.
If the contractor chose to use the method described under heading 8.3.2 to calculate the royalty, it will submit to PERUPETRO, within thirty (30) days after the date of statement of commercial discovery, a detailed monthly statement of the factor Rt-1 revenues and expenses accounts for the period running between the last statement submitted until the previous year’s month of July or December, as appropriate.

Subsequently, the Contractor will send PERUPETRO, within fifteen (15) days after the end of the month of January and July of every calendar year, a detailed monthly statement of the factor Rt-1 revenues and expenses accounts for the prior half-year.

a) Factor Rt-1 Revenue Account Statement.

The Monthly Revenue Account Statement includes evaluation of the controlled production for the reporting semester. Additionally, it will include a detailed and classified record of all transactions for which the Contractor has earned revenues, including the date when the revenue was actually earned as well as a summary description of the transaction, number of the accounting voucher, amount in dollars or in domestic currency and in dollars, if the revenue was earned in domestic currency, and the corresponding exchange rate.

b) Factor Rt-1 Expenses Account Statement

The monthly expenses account statement will detail and classify all the transactions for which the Contractor has made disbursements, including the dates when such disbursement was actually made, as well as a summary description of the transaction, number of the accounting voucher, amount in dollars or in domestic currency and in dollars if the disbursement was made in domestic currency, and the corresponding exchange rate.

ACCOUNTING INSPECTION AND ADJUSTMENTS

a) The accounting ledgers and the original supporting documents for the transactions described in each account statement will be made available, during business hours, to the authorized PERUPETRO representatives for their inspection, when they so require.

The inspection of the accounting books and the supporting documentation will be performed pursuant to generally accepted auditing principles, including sampling principles, as required.

b) The factor Rt-1  on account statements will be considered as accepted if PERUPETRO does not file a non objection in writing within twenty-four (24)

months starting on the date when they were filed with PERUPETRO. The Contractor will provide a documented response to PERUPETRO’s remarks within three (3) months after receiving PERUPETRO’s remarks. PERUPETRO’s remarks will be deemed as accepted if the Contractor fails to meet the abovementioned deadline.

c) All discrepancies derived from an accounting inspection must be resolved by the parties within a maximum period of three (3) months starting on the date when PERUPETRO received the Contractor’s response. At the expiration of such deadline, the discrepancy will be submitted to the Oversight Committee to proceed as set forth under heading 7.4 of the agreement. If the discrepancy persists, the parties may agree to have it reviewed by an independent auditing firm acceptable to PERUPETRO, or to proceed pursuant to provisions under heading 21.3 of the agreement. The arbitration decision or the independent auditor’s position will be considered as final.

d) If as a result of the accounting inspection it were established that in a given period a different factor Rt-1 should have been used, the corresponding adjustments will be introduced. All adjustments will accrue interest pursuant to provisions under heading 8.5 of the agreement.

3.              FACTOR Rt-1 REVENUES AND EXPENSES ACCOUNT

REVENUES

Revenues will be recognized and recorded in the factor Rt-1 revenues account, as follows:

a)	The valuation of the hydrocarbons controlled production pursuant to clause 8 of the agreement.

b)	The sale of assets purchased by the contractor for agreement operations, the cost of which was registered in the factor Rt-1 expenses account.

c)

Services rendered to third parties in which the participating personnel’s salaries and benefits are recorded in factor Rt-1 expenses account and/or for which goods are used and the cost of which was recorded in the factor Rt-1 expenses account.

d)

The rental of goods owned by the contractor, the purchasing cost of which was recorded in the factor Rt-1 expenses account, or the sub-letting of goods the rent of which is charged to the factor Rt-1 expenses account.

e)

Indemnities from insurance hired in connection with the agreement’s activities and/or claims for goods, including insurance indemnities for business interruption. The revenues earned from hedging contracts are not included.

f)	Other revenues representing credits against charges made in the factor Rt-1 expenses account.

EXPENSES

Starting on the date of signing, all investments, expenses and operating costs will be recognized which are properly supported by the corresponding payment voucher. However, such recognition will be subject to the following restrictions:

a)     Workers.

Wages and benefits granted to the contractor’s workers who are deployed at the operations on a permanent or temporary basis. For this purpose, the contractor shall make available to PERUPETRO S.A., at the latter’s request, the company’s payroll and hiring policy.

Generally, all salaries and benefits of the operations and administrative personnel hired by the contractor will be recorded during the execution of the operations and classified by type of work performed.

If the contractor undertakes activities other than those comprised in the agreement, the cost of temporary or part time personnel deployed at the operations will be charged against the expense account pursuant to provisions under paragraph h) of this section 3.2.

b)    Affiliate’s Services

Services from Affiliates will be charged at competitive rates with third parties’.

c)     Materials and Equipment

Materials and equipment bought by the contractor will be recorded in the factor Rt-1 expenses account pursuant to the provisions below:

•     Materials and equipment (Condition A):

Condition A new materials and equipment are those that may be used without any refurbishing and will be registered at the price appearing in the commercial invoice plus generally accepted accounting costs, including additional importation costs, if applicable.

•     Used materials and equipment (Condition B):

Condition B used materials and equipment are those which, although not new, may be used without any refurbishing and will be posted at seventy five percent (75%) of the price quoted for new materials and equipment on the date of purchase, or at the purchasing price appearing in the corresponding commercial invoice, whichever is lower.

•     Materials and Equipment (Condition C):

Condition C materials and equipment are those which may be used for their original function after proper refurbishing and will be recorded at fifty percent (50%) of the price quoted for a similar new material and equipment, or the purchasing price appearing on the commercial invoice, whichever is lower.

d)             Freight and Transportation Costs:

Travel expenses for the contractor’s personnel and their relatives, as well as transportation cost for personal items and household appliances will be recognized pursuant to the company’s internal policy.

When transporting equipment, materials and supplies for the operations, the contractor will avoid paying “false freight”. If so, recognition of such disbursements will be subject to PERUPETRO’s explicit approval in writing.

e)              Insurance:

Premiums and net insurance costs placed totally or partially with the contractor’s affiliates will be recognized only to the extent they are charged competitively compared with insurance companies not related to the contractor.

The payments made for hedging contracts shall not be included.

f)                Taxes:

Only taxes paid relating to activities performed in connection with the agreement will be recognized.

g)             Research Expenses:

Research expenses for developing new equipment, materials, procedures and techniques to be used in the search, development and production of hydrocarbons, as well as other improvements, will be recognized after receiving written approval from PERUPETRO.

h)             Proportional Allocation of General Expenses:

If the contractor performs other activities in addition to those foreseen in the agreement or has signed with PERUPETRO more than one agreement, the cost for the technical and administrative personnel, administrative office maintenance expenses, warehouse operation expenses and cost, as well as other indirect expenses and cost will be charged against the factor Rt-1 expense account on a proportional basis pursuant to a policy previously proposed by the contractor and accepted by PERUPETRO.

TIME OF REGISTRATION

a)              Earnings from the valuation of the controlled hydrocarbons production for a given calendar month will be posted as revenues for the calendar month when the hydrocarbons were controlled.

b)              Revenues described in paragraphs b), c), d), e) and f) under section 3.1 of this annex will be charged against the revenues account at the time when they were actually earned.

c)              Expenses will be recorded on the date when the corresponding payment was made.

4.              NON RECOGNIZED REVENUES AND EXPENSES

NON RECOGNIZED REVENUES

For purposes of calculating factor Rt-1, the following revenues will not be recognized:

a)              Financial revenues, generally.

b)             Revenues earned for services rendered or sales of goods owned by the contractor made before the date of signing of the agreement.

c)              Revenues earned for activities not related with the agreement’s operations

NON RECOGNIZED EXPENSES

For purposes of calculating factor Rt-1, the disbursements made for the following items will not be recognized as expenses:

a)              Investments, expenses and costs, incurred by the contractor before the date of signing of the agreement.

b)             Interest expenses for the loans, including interest on supplier credits.

c)              Financial expenses, generally.

d)             Cost incurred for inventory taken in case of contractor assignment of rights under the agreement.

e)              Asset depreciation and amortization.

f)                Amounts paid for breach of agreement obligations, as well as fines, penalties and indemnities mandates by authorities, including those resulting from lawsuits.

g)             Fines, charges and adjustments derived from failure to timely pay taxes in force in the country.

h)             Income tax applicable to the contractor and taxes on profits available to overseas owners, as applicable.

i)                 Value added tax (IGV) and municipal promotion tax, excepting when declared as expenses pursuant to the Income Tax Law.

j)                 Donations, in general, excepting those previously approved by PERUPETRO.

k)              Advertising expenses, excepting those previously approved by PERUPETRO.

l)                 Hydrocarbon transportation and marketing costs and expenses beyond the production control point.

m)           Investments on facilities for the transportation and storage of hydrocarbons produced within the agreement area beyond the production control point.

n)             Other expenses and investments not related to the operations under the agreement.

5.              REVISIONS OF ACCOUNTING PROCEDURE

The provisions under this accounting procedure may be modified by agreement of the parties with a proper indication of the date when they will become effective.

ANNEX F

EXPLORATION WORK UNITS (UTE, IN SPANISH)

TABLE OF EQUIVALENCE

Activity	UTE
Seismic 2D – Km	0.50
Seismic 3D – Km2	1.30
Reprocessing 2D - Km	0.02
Gravimetrics – Km	0.02
Magnetometrics – Km	0.02
Studies per period	20.00
Wells: Depth – m
0 – 1,000	0.045 x m
1,001 – 2,000	0.050 x m
2,001 – 3,000	0.055 x m
3,001 – 4,000	0.065 x m
4,001 and beyond	0.075 x m

Note.- For purposes of valuation of the warrant bonds described under heading 3.10, the following equivalence shall apply: 1 UTE = US$ 5,000.

Please, Mr. Notary, add below the corresponding clauses required by law and send the appropriate notification to the Hydrocarbons Public Registry for registration of the following.

Lima on the 21st day of November of 2007

BY AND FOR PERUPETRO MR. CARLOS EDGAR VIVES SUÁREZ

BY AND FOR BPZ EXPLORACIÓN & PRODUCCIÓN S.R.L. MR. LUIS RAFAEL ZOEGER NÚÑEZ

BY AND FOR BPZ ENERGY MR. LUIS RAFAEL ZOEGER NÚÑEZ

BY AND FOR BANCO CENTRAL DE RESERVA DEL PERU, MESSERS. RENZO GUILLERMO ROSSINI MIÑAN AND CARLOS AUGUSTO BALLON AVALOS

THIS DRAFT AGREEMENT WAS AUTHORIZED BY MR. ERNESTO CORDOVA V., ESQUIRE, REGISTERED IN THE LIMA BAR ASSOCIATION UNDER MEMBER NUMBER 21982.

INSERT NUMBER ONE

INSERT NUMBER TWO

PERUPETRO AGREEMENT

TRANSCRIPTION

Know all men by these presents that at its session No. 18-2007 of September 27th, 2007, the Board of Directors adopted the following agreement.

APPROVAL OF DRAFT AGREEMENT FOR LICENSING THE EXPLORATION AND DEVELOPMENT OF HYDROCARBONS IN BLOCK XXIII.

BOARD OF DIRECTORS AGREEMENT Noº 118-2007

San Borja, September 27th 2007

Having read Memorandum No. CONT-GFCN-1853-2007 dated September 24th, 2007, requesting the approval of the draft agreement to license the Exploration and Development of Hydrocarbons in Block XXIII and

Whereas,

By virtue of Memorandum No. PRYP-GF-090-2006, dated May 11, 2006, an Evaluation Commission was appointed to Classify Companies interested in negotiating the Draft License Agreement to Prospect and Develop Hydrocarbons in Block XXIII;

Through Memorandum No. PRYP-GFPE-029-2006, dated Jun 16, 2006, the Evaluation  Commission sent the General Management Department  the Minutes of the Consolidated Evaluation of Proposals to Classify Companies Interested in similar areas or in common areas located on the Coast – Block XXIII.  The Minutes mention that as a result of the evaluation, BPZ Energy INC ranked first.

Article 15 under the Single Conformed Text of Law No. 26221, Organic Hydrocarbons Law, enacted by Supreme Decree No. 042-2005-EM establishes that to sign Agreements under that Law foreign companies must open a branch or company pursuant to the General Company Act, establish their address of record in the national capital, and appoint a Peruvian representative.

PERUPETRO S.A. and BPZ EXPLORACIÓN & PRODUCCIÓN S.R.L. Working Commissions have reached an agreement on the Draft License Contract for Prospecting and Developing Hydrocarbons in Block XXIII.

In Technical and Legal Report No. GFCN-1833-2007, PERUPETRO’s Working Commission reaches the conclusion that from the legal, contractual, economic and geological viewpoints under review, and taking into account the minimum work program submitted in the winning proposal of the above-mentioned Company Classification process, the Draft License Agreement for Prospecting and Developing Hydrocarbons in Block XXIII meets all the provisions under the Single Conformed Text of Law No. 26221, Organic Hydrocarbons Law, enacted by Supreme Decree No. 042-2005-EM, and the regulations there under, same which is sent to the General Management Department to comply with the required formalities prescribed by regulations in force.

Article 11 under the Single Conformed Text of Law No. 26221, Organic Hydrocarbons Law, enacted by Supreme Decree No. 042-2005-EM establishes that Agreements will be approved by Supreme Decree signed by the Ministers of Economy and Finance, and Energy and Mines, within sixty (60) days of the Contracting Entity having started the formalities to get the corresponding approval from the Ministry of Energy and Mines.

Pursuant to article 44 of PERUPETRO S.A. corporate by laws, the Board of Directors unanimously hereby

AGREES:

1.          To approve the Draft Agreement for Licensing the Exploration and Development of Hydrocarbons in Block XXII to be signed between PERUPETRO S.A. and BPZ EXPLORACION & PRODUCCION S.R.L., as well as the Draft Supreme Decree to enact the abovementioned agreement, both of which documents are attached to this agreement and are an integral part of same.

2.          To send the Minister of Energy and Mines the draft Supreme Decree and Licensing Agreement described in paragraph 1 above for their corresponding approval by Supreme Decree, pursuant to article 11 of the single conformed text of Law No. 26221, Organic Hydrocarbons Law, enacted by Supreme Decree No. 042-2005-EM.

3.          Authorize PERUPETRO S.A.’s general manager to sign the agreement mentioned in paragraph 1 above once the corresponding Supreme Decree has been enacted.

4.          To exempt the minutes of this Agreement from reading and approval.

This Agreement is sent to you for your information and other related purposes.

In San Borja, on the 27th day of September, 2007

SIGNED: DANIEL SABA DE ANDREA, CHAIRMAN OF THE BOARD, PERUPETRO S.A.

SIGNED: ISABEL TAFUR MARIN, SECRETARY GENERAL

INSERT NUMBER THREE: TRANSCRIPT

SUNARP

REGISTRATION AREA Nº IX LIMA AREA

LIMA REGISTRATION AREA

DOCKET Nº 00259837

CORPORATIONS REGISTRY

PERUPETRO S.A.

COMPANY REGISTRY

ITEM: APPOINTMENT OF PROXIES

C00039

• By Ministry Decision N° 435-2006-MEM/DM dated 09/08/2006 published on 09/10/2006 in the El Peruano Official Gazette, it was decided.- 1. To accept the resignation of Dr. JOSE ABRAMOVITZ DELMAR from its position as member of the Board. 2. To appoint, as from this date, Mr. ALBERTO QUIMPER HERRERA as member of the Board on behalf of the Ministry of Energy and Mines. 3. To confirm Engineer GUSTAVO ADOLFO NAVARRO VALDIVIA as member of the Board on behalf of the Ministry of Energy and Mines.

• By Ministry Decision N° 536-2006-EF/10 dated 09/20/2006 published on 09/28/2006 in the El Peruano official Gazette, it was decided.- 1. To accept the resignation of MR.

WILFREDO SALINAS RUIZ – CORNEJO to its position as member of the board. 2. To appoint, as from this date, MR. JOSE ABRAMOVITZ DELMAR, as member of the Board on behalf of the Ministry of Economy and Finance. 3. To ratify Engineer LUIS ENRIQUE ORTIGAS CUNEO as member of the Board, on behalf of the Ministry of Ministry of Economy and Finance.

• At Board Meeting of 02/09/2007, the following was agreed: 1. To appoint Mr. CARLOS EDGAR VIVES SUAREZ (D.N.I. N° 08725702) as General Manager as from on the 02/13/2007. 2. To appoint JOSE EDUARDO CHÁVEZ CÁCERES (D.N.I  N° 09343700) as Special Project, Planning, Environmental and Community Relations Manager, starting on the 02/13/2007. 3. To appoint Mr. JOSE ANTONIO COZ CALDERON (D.N.I. N° 07912299) as Contract Manager as from 02/13/2007. 4. To appoint PEDRO SAMUEL ARCE CHIRINOS (D.N.I. N° 08722832) as Administration Manager as from the day following this agreement. 5. To appoint MILTON UBALDO RODRIGUEZ CORNEJO (D.N.I. N° 09150438) as Information Technology and Budget Division Head as from the day following this agreement. 6. To appoint Engineer PEDRO MANUEL ARCE CHIRINOS to Head the Human Resources and Personnel Development Division. Board of Directors’ Minutes Book Nº7, notarized on 01/03/2007 before the Notary by and for Lima Dr. Ricardo Fernandini Barreda, ESQ. under entry N° 54684 on folios 281 to 327. As appearing on the certified copy dated 03/01/2007 issued by the same notary public in the city of LIMA. This title was submitted on 03/01/2007 at 03:48:51 PM under docket

N° 2007-00118351 in Logbook (0485).

Fee: S/. 224 recorded under vouchers Number 00014319-07 and 00020129-07.- In Lima on March, 29, 2007.

SIGNATURES: TOMAS HUMBERTO CERDAN LIMAY

PUBLIC REGISTRAR ORLC

INSERT NUMBER FOUR: TRANSCRIPT

CENTRAL RESERVE BANK OF PERU

GENERAL MANAGER’S OFFICE

LETTER NUMBER No. 130-2007-BCRP

Lima, October 25th, 2007

Mr.

Ronald Egúsquiza S.

General Manager

PERUPETRO S.A.

I am pleased to address you concerning your letter Nº GGRL-CONT-1 924-2007 about the clause dealing with the financial rights for the Draft Agreement for Licensing the Exploration and Development of Hydrocarbons in Block XXII entered into with BPZ EXPLORACIÓN Y PRODUCCIÓN S.R.L. The CENTRAL RESERVE BANK OF PERU has approved the text of clause 11 of the Draft Agreement sent to us with your letter, after noticing this text is similar to the model approved by our board on November 18th, 1993 for licensing contracts to be signed with companies.

In addition, for signing the Clause on Financial Rights included in that agreement, the undersigned, in my position as General Manager, and Mr. Carlos Ballón Avalos, International Operations Manager, and in case of impediment by either of us, Mr. Manuel Monteagudo Valdez, Legal Manager, have been designated to sign said agreement.

Yours sincerely,

Renzo Rossini Miñan, General Manager

PERUPETRO S.A. stamp

INSERT NUMBER FIVE: TRANSCRIPT

CENTRAL RESERVE BANK OF PERU BOARD OF DIRECTOR MEETING DATED JANUARY 27, 1994, DESCRIBING THE POWERS AWARDED TO THE GENERAL MANAGER (063-A) MINUTES Nº 3534. RELEVANT SECTION:

CENTRAL RESERVE BANK OF PERU.

GENERAL SECRETARIAT.

HUMBERTO PEIRANO PORTOCARRERO, SECRETARY GENERAL OF THE CENTRAL RESERVE BANK OF PERU, AS PER THE POWERS INVESTED UPON HIM BY ARTICLE 31 OF THIS ORGANIZATIONS ORGANIC LAW, HEREBY CERTIFIES THAT IN MINUTES NUMBER 3534 OF THE BOARD OF DIRECTORS MEETING HELD ON JANUARY 27, 1994, ATTENDED BY BOARD MEMBERS MARIO TOVAR VELARDE (CHAIRMAN), HENRY BARCLAY REY DE CASTRO, ALBERTO BENAVIDES DE LA QUINTANA, SANDRO FUENTES ACURIO, ALFREDO JALILIE AWAPARA AND RAUL OTERO BOSSANO AN AGREEMENT WAS REACHED AS FOLLOWS:

POWERS OF THE GENERAL MANAGER (063-A)

THE BOARD OF DIRECTORS AGREED:

1- TO GRANT THE GENERAL MANAGER THE FOLLOWING POWERS:

a. TO APPROVE THE FINANCIAL CLAUSES OF PETROLEUM AGREEMENTS ONCE THE BOARD HAS AUTHORIZED THE CORRESPONDING MODELS

IN LIMA, ON SEPTEMBER 16, 1994. SIGNED BY HUMBERTO PEIRANO PORTOCARRERO, SECRETARY GENERAL OF THE CENTRAL RESERVE BANK OF PERU.

INSERT NUMBER SIX: TRANSCRIPT

MINUTES OF THE SESSION HELD BY THE BOARD OF DIRECTORS OF THE CENTRAL RESERVE BANK OF PERU ON MAY 21, 1998, CERTIFYING THE APPOINTMENT OF MR. CARLOS AUGUSTO BALLON AVALOS AS INTERNATIONAL OPERATIONS MANAGER OF THE CENTRAL RESERVE BANK OF PERU, MINUTES NUMBER 3737. RELEVANT SECTION.

CENTRAL RESERVE BANK OF PERU.

GENERAL SECRETARIAT.

HUMBERTO PEIRANO PORTOCARRERO, SECRETARY GENERAL OF THE CENTRAL RESERVE BANK OF PERU, AS PER THE POWERS INVESTED UPON HIM BY ARTICLE 31 OF THIS ORGANIZATION’S ORGANIC LAW, HEREBY CERTIFIES THAT IN MINUTES NUMBER 3737 OF THE BOARD OF DIRECTORS MEETING

PERFORMED ON MAY 21, 1998, ATTENDED BY BOARD MEMBERS SEÑORES GERMAN SUAREZ CHAVEZ (CHAIRMAN), MARIO TOVAR VELARDE, ALBERTO BENAVIDES DE LA QUINTANA, JORGE BACA CAMPODONICO, GUILLERMO CASTAÑEDA MUNGI AND GIANFRANCO CASTAGNOLA ZUÑIGA AN AGREEMENT WAS REACHED AS FOLLOWS:

APPOINTMENT OF SENIOR OFFICIALS (ORAL)

THE BOARD OF DIRECTORS AGREED:

1.    TO APPOINT MR. JUAN ANTONIO RAMIREZ ANDUEZA AS MANAGER FOR CREDITS AND FINANCIAL REGULATIONS IN REPLACEMENT OF MISS MARIA ISABEL VALERA LOZA WHO WILL FILL THE POSITION AS ADVISORS TO THE GENERAL MANAGER.

2.    TO PROMOTE MR. CARLOS BALLON AVALOS TO THE RANK OF MANAGER AND APPOINT HIM AS INTERNATIONAL OPERATIONS MANAGER.

LIMA, JUNE 3, 1998

SIGNED: HUMBERTO PEIRANO PORTOCARRERO – SECRETARY GENERAL OF THE CENTRAL RESERVE BANK OF PERU

INSERT NUMBER SEVEN

CENTRAL RESERVE BANK OF PERU

GENERAL SECRETARIAT

DEHERA BRUCE MITRANI, Secretary General of the Central Reserve Bank of Peru, acting under the powers invested upon her by Article 31 of the Organizations Organic Law, hereby certifies that in Minutes Nº 4126 corresponding to the Board of Directors meeting held on 15th December 2005, attended by Board Members Oscar Dancourt Masías (Acting Vice-Chairman of the Board), Kurt Burneo Farfán, Gonzalo García Núñez, Eduardo Iriarte Jiménez, Daniel Schdlowsky Rosenberg and Mr. Luis Carranza, on leave and not attending, the Central Reserve Bank of Peru’s Manual of Organizations and Functions was reconfirmed, and the name of the Legal Bureau was changed to Juridical Management Department, and in Minutes Nº 4128, corresponding to the Board of Directors meeting held on 22nd December 2005, attended by Board Members Oscar Dancourt Masías (Acting Vice-Chairman of the Board), Kurt Burneo Farfán, Eduardo Iriarte Jiménez and Daniel Schdlowsky Rosenberg, with Luis Carranza Ugarte and Gonzalo García Núñez, on leave, Mr. Manuel Monteagudo Valdez was confirmed, starting on January 1st 2006 as Juridical Manager.

In addition, I hereby certify that Mr. Manuel Monteagudo Valdez previously filled the position of head of the Legal Office until December 31, 2005 and that pursuant to the previous agreement, as from January 1, 2005, he will be acting as Juridical Manager.

In Lima, on August 9, 2006

Signed DEHERA BRUCE MITRANI

INSERT NUMBER EIGHT

CENTRAL RESERVE BANK OF PERU

GENERAL SECRETARIAT

DEHERA BRUCE MITRANI, Secretary General of the Central Reserve Bank of Peru, acting under the powers invested upon her by Article 31 of the Organizations Organic Law, hereby certifies that in Minutes Nº 4059 corresponding to the Board of Directors meeting held on 14th October 2004, attended by Board Members Javier Silva Ruete (Chairman), Kurt Burneo Farfán, Luís Carranza Ugarte, Oscar Dancourt Masías and Daniel Schdlowsky Rosenberg an agreement was reached as follows:

• APPOINTMENT OF GENERAL MANAGER (ORAL)

• The Board of Directors agreed to appoint Mr. Renzo Rossini Miñan as General Manager

In Lima on December 22nd, 2004

Illegible Signature

C O N C L U S I O N:

HAVING THE GRANTORS READ THE ENTIRE DOCUMENT, THEY CONFIRMED AND DECLARED THAT THEY READ THE MINUTES AGAINST THE TEXT WHICH ATTACH HERETO, AND SIGNED IT AS PROOF OF THEIR ACCEPTANCE. THIS DOCUMENT IS TRANSCRIBED IN FOLIOS SERIES B Nº XXX AND ENDS IN FOLIOS SERIES B Nº

PARTICIPANTS: MANUEL MONTEAGUDO VALDEZ, PERUVUIAN, MARRIED, LAWYER, IDENTIFIED WITH NATIONAL IDENTITY DOCUMENT Nº 10275927, VOTER, JURIDICAL MANAGER APPOINTED BY BOARD OF DIRECTORS AGREEMENT Nº 4128 WHO REPRESENTS THE CENTRAL RESERVE BANK OF PERU AUTHORIZED BY GENERAL MANAGEMENT DEPARTMENT LETTER Nº 130-2007-BCRP DATED OCTOBER 25, 2007, ATTACHED HERETO AND WHO SIGNS THE MINUTES AND THE PUBLIC DEED, BY VIRTUE OF WHICH THE PRESSENCE OF MR. CARLOS AUGUSTO BALLON AVALOS IN THIS ACT SHALL NOT BE RECORDED IN THESE PRESENTS, THE MINUTES AND FINAL SIGNING OF THE DRAFT AGREEMENT ENCLOSED HEREWITH, IN WITNESS WHEREOF

By and for PERUPETRO

CARLOS EDGAR VIVES SUÁREZ

SIGNED ON:

By and for BPZ EXPLORACIÓN & PRODUCCIÓN S.R.L.

LUIS RAFAEL ZOEGER NÚÑEZ

SIGNED ON:

By and for BPZ ENERGY INC

LUIS RAFAEL ZOEGER NÚÑEZ

SIGNED ON:

By and for BANCO CENTRAL DE RESERVA DEL PERU

RENZO GUILLERMO ROSSINI MIÑAN	ARLOS AUGUSTO BALLON AVALOS
SIGNED ON:	SIGNED ON:

END OF SIGNATURES: